Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

DATED AS OF MARCH 10, 2021

BY AND BETWEEN

PLUMAS BANCORP

AND

FEATHER RIVER BANCORP, INC.

6.16	Appointment of Director	58
6.17	Transaction Expenses	58
6.18	Reorganization	58
6.19	Acknowledgment of Plumas	58

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE TRANSACTION		59
7.1	Conditions to Each Party’s Obligation to Consummate the Merger	59
7.2	Conditions to Obligations of Feather River	60
7.3	Conditions to Obligation of Plumas	61

ARTICLE VIII TERMINATION		62
8.1	Termination	62
8.2	Liabilities and Remedies; Liquidated Damages; Expense Reimbursement	64

ARTICLE IX MISCELLANEOUS		65
9.1	Non Survival of Representations, Warranties, Covenants and Agreements	65
9.2	Waiver; Amendment	66
9.3	Counterparts	66
9.4	Governing Law	66
9.5	Waiver of Jury Trial	66
9.6	Expenses	66
9.7	Notices	66
9.8	Entire Understanding; No Third-Party Beneficiaries	67
9.9	Severability	67
9.10	Enforcement of the Agreement	68
9.11	Waiver of Conditions	68
9.12	Interpretation	68
9.13	Assignment	68
9.14	Alternative Structure	68
9.15	Legal Representation	69

ANNEX A	Form of Non-Solicitation and Confidentiality Agreement
ANNEX B	Form of Support Agreement
ANNEX C	Form of Agreement of Merger
ANNEX D	Form of Bank Merger Agreement

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER, dated as of March 10, 2021 (this “Agreement”), by and between Plumas Bancorp, a California corporation (“Plumas”), and Feather River Bancorp, Inc., a Delaware corporation (“Feather River”).

RECITALS

WHEREAS, the Board of Directors of Feather River has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the strategic business combination transaction in which Feather River will, on the terms and subject to the conditions set forth herein, merge with and into Plumas with Plumas being the surviving entity (the “Merger”), (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Feather River and its shareholders, and (iii) resolved to recommend that Feather River’s shareholders approve and adopt this Agreement.

WHEREAS, the Board of Directors of Plumas has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, and (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Plumas and its shareholders.

WHEREAS, immediately after the Merger, Bank of Feather River (“Bank of Feather River”), a California state-chartered bank and wholly-owned subsidiary of Feather River, will merge with and into Plumas Bank, a California state-chartered bank and wholly-owned subsidiary of Plumas (“Plumas Bank”), with Plumas Bank as the surviving bank (the “Bank Merger”).

WHEREAS, the parties intend that the Merger will qualify as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

WHEREAS, as a material inducement to Plumas to enter into this Agreement, and simultaneous with the execution of this Agreement, (i) each of the executive officers and directors of Feather River is entering into an agreement substantially in the form of Annex A hereto (the “Non-Solicitation and Confidentiality Agreement”), pursuant to which each shall agree, among other things, to not solicit customers or employees of Bank of Feather River or Plumas Bank for the prescribed term, and (ii) each of the executive officers and directors of Feather River is entering into an agreement substantially in the form of Annex B hereto (the “Support Agreement”), pursuant to which each shall agree, among other things, to vote his or her shares of capital stock of Feather River in favor of the approval and adoption of this Agreement.

WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1    Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“2020 Audited Financial Statements” has the meaning set forth in Section 6.4(b).

“Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any Person relating to: (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Feather River or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets or businesses of Feather River or its Subsidiaries representing, in the aggregate, fifteen percent (15%) or more of the consolidated assets, revenues or net income of Feather River; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing fifteen percent (15%) or more of the votes attached to the outstanding securities of Feather River or Bank of Feather River; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning fifteen percent (15%) or more of any class of equity securities of Feather River or Bank of Feather River; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing, in each case other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to a Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”), as applied to any Person, means the possession, directly or indirectly, of (i) ownership, control or power to vote twenty-five percent (25%) or more of the outstanding shares of any class of voting securities of such Person, (ii) control, in any manner, over the election of a majority of the directors, trustees or general partners (or individuals exercising similar functions) of such Person or (iii) the power to exercise a controlling influence over the management or policies of such Person; provided, however, neither Feather River nor any of its Affiliates shall be deemed an Affiliate of Plumas for purposes of this Agreement prior to the Effective Time and neither Plumas nor any of its Affiliates shall be deemed an Affiliate of Feather River for purposes of this Agreement prior to the Effective Time.

“Agreement” has the meaning set forth in the preamble and includes any amendments or modifications made effective from time to time in accordance with Section 9.2.

“Agreement of Merger” has the meaning set forth in Section 2.2.

“Aggregate Cash Amount” has the meaning set forth in Section 3.1(d).

“Bankruptcy Exception” means, in respect of any agreement, contract, commitment or obligation, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar Law affecting creditors’ rights and remedies generally and, with respect to the enforceability of any agreement, contract, commitment or obligation, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at Law or in equity.

“Bank Merger” has the meaning set forth in the recitals to this Agreement.

“Bank Merger Agreement” has the meaning set forth in Section 2.3.

“Bank of Feather River” has the meaning set forth in the recitals to this Agreement.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Burdensome Condition” has the meaning set forth in Section 7.1(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States government or any day on which banking institutions in the State of California are authorized or obligated by Law to close.

“Cash Election” has the meaning set forth in Section3.2(a).

“Cash Election Shares” means shares of Feather River Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election).

“Certificate” has the meaning set forth in Section 3.3(a).

“CFC” means the California Financial Code.

“CGCL” means the California General Corporation Law.

“Change in Recommendation” has the meaning set forth in Section 6.5(d).

“Closing” has the meaning set forth in Section 7.1.

“Closing Date” means the date on which the Effective Time occurs.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” has the meaning set forth in the recitals to this Agreement.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.4(f).

“Consents” has the meaning set forth in Section 6.11.

“COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease or COVID-19.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including any applicable provisions of the Coronavirus Aid, Relief, and Economic Security Act (CARES) enacted in March 2020.

“Customer Contract” has the meaning set forth in Section 5.2(aa)(i).

“D&O Insurance” has the meaning set forth in Section 6.14(c).

“DFPI” means the Department of Financial Protection and Innovation of the State of California.

“DGCL” means the Delaware General Corporation Law.

“Derivatives Contracts” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Disclosure Schedule” has the meaning set forth in Section 5.1.

“Dissenting Shares” means any share of Feather River Common Stock that is owned by a shareholder who has properly exercised (and has not effectively withdrawn or lost) his, her or its appraisal rights under Section 262 of the DGCL or, if applicable, dissenters’ rights under Chapter 13 of the CGCL.

“DOL” has the meaning set forth in Section 5.2(n)(i).

“Effective Time” has the meaning set forth in Section 2.2.

“Election Deadline” has the meaning set forth in Section 3.2(b).

“Election Form” has the meaning set forth in Section 3.2(a).

“Environmental Laws” means any federal, state, local or foreign (if binding upon a corporation doing business domestically in California) law, statute, code, ordinance, injunction, regulation, order, decree, permit, authorization, opinion or agency or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate, and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes Feather River, or that is a member of the same “controlled group” as Feather River pursuant to Section 4001(a)(14) of ERISA.

“Exchange Agent” has the meaning set forth in Section 3.2(c).

“Excluded Shares” means shares of Feather River Common Stock owned by Feather River or Plumas, in each case not held (i), directly or indirectly, in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties or (ii) in respect of a debt previously contracted.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Feather River” has the meaning set forth in the preamble to this Agreement.

“Feather River Benefit Plans” has the meaning set forth in Section 5.2(n)(i).

“Feather River Board” means the Board of Directors of Feather River.

“Feather River Bylaws” means the Bylaws of Feather River.

“Feather River Charter” means the Certificate of Incorporation of Feather River.

“Feather River Common Stock” means the common stock of Feather River.

“Feather River Financial Statements” means (i) the audited consolidated balance sheets (including related notes and schedules, if any) of Feather River as of December 31, 2019, 2018 and 2017 and the consolidated statements of income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of Feather River for each of the three years ended December 31, 2019, 2018 and 2017, (ii) the Feather River Interim Financial Statements, (iii) the Call Report (including the financial statements therein) filed by Bank of Feather River for the period ended December 31, 2020, (iv) the Federal Reserve Board FR Y-SP (including the financial statements therein) filed by Feather River for the period ended December 31, 2020, (v) the statements of financial condition of Feather River (including related notes and schedules, if any) and the statements of income and shareholders’ equity (including related notes and schedules, if any) of Feather River with respect to the monthly, quarterly and annual periods ending subsequent to December 31, 2020 and (vi) the 2020 Audited Financial Statements to be delivered by Feather River to Plumas pursuant to Section 6.4(b).

“Feather River Interim Financial Statements” means the unaudited statements of financial condition (including related notes and schedules, if any) of Feather River as of December 31, 2020 and the unaudited statements of income and shareholders’ equity (including related notes and schedules, if any) of Feather River for the 12 months ended December 31, 2020.

“Feather River Loan Property” has the meaning set forth in Section 5.2(p).

“Feather River Shareholder Meeting” has the meaning set forth in Section 6.7(a)(i).

“Feather River Equity Plan” means the Amended and Restated Restricted Shares Plan of Feather River, as amended.

“Federal Reserve Act” means the Federal Reserve Act, as amended.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FHLB” means the Federal Home Loan Bank of San Francisco.

“Former Feather River Employees” has the meaning set forth in Section 6.15(b).

“GAAP” means generally accepted accounting principles and practices as in effect from time to time in the United States.

“Governmental Authority” means any federal, territorial, state, local or foreign court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation, or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act, as amended.

“Indemnified Parties” has the meaning set forth in Section 6.14(a).

“IRS” has the meaning set forth in Section 5.2(n)(i).

A Person has “Knowledge” of, or acts “Knowingly” with respect to, a particular fact or other matter if any individual who is presently serving as a director or executive officer (with a title of executive vice president or above) of that Person is actually aware of such fact or other matter or if that any such officer of a bank or bank holding company reasonably should know in the normal course of his or her duties or would reasonably be expected to know after reasonable inquiry.

“Law” shall mean any federal or state constitution, statute, code, regulation, rule, or common law, publicly available written regulatory guidelines and policies, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Authority applicable to a Person.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Material Adverse Effect” means with respect to any party, any effect, change, development or occurrence that (i) is material and adverse to the financial condition, assets, deposits, results of operations, prospects or business of such party, taken as a whole, or (ii) would materially impede the ability of such party to perform its obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated hereby; provided that a Material Adverse Effect shall not be deemed to include any effect on the referenced party which is caused by (A) changes in Laws or interpretations thereof that are generally applicable to the banking or savings industries or the enforcement, implementation or interpretation thereof; (B) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries or the enforcement, implementation or interpretation thereof; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States or the State of California, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party expressly required by the terms of this Agreement or taken with the prior written consent of the other party or parties in contemplation of the transactions contemplated hereby; (F) the public announcement or consummation of the transactions contemplated by this Agreement; (G) any failure, in and of itself, to meet internal projections or forecasts of revenue, net income or any other measure of financial performance to be achieved in the future (but not including any underlying causes thereof); (H) changes in the market price of such party’s common stock; (I) any outbreak or escalation of hostilities, civil unrest, declared or undeclared acts of war or terrorism; (J) any national or global epidemic, pandemic or disease outbreak (including COVID-19), or the material worsening of such conditions threatened or existing as of the date of this Agreement; or (K) any litigation relating to this Agreement or the transactions contemplated by this Agreement; provided, that, in the case of clauses (A), (B), (C), (D), (I), or (J), such party is not affected to a greater extent than other bank holding companies or insured depository institutions in the industry in which such party operates.

“Material Contract” or “Material Contracts” has the meaning set forth in Section 5.2(l)(i).

“Maximum Amount” has the meaning set forth in Section 6.14(c).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Mergers” means, collectively, the Merger and the Bank Merger.

“Merger Consideration” means the number of whole shares of Plumas Common Stock, plus cash in lieu of any fractional share interest, and the amount of cash into which shares of Feather River Common Stock shall be converted, pursuant to the provisions of ARTICLE III.

“Mixed Election” has the meaning set forth in Section 3.2(a).

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Non-Solicitation and Confidentiality Agreement” has the meaning set forth in the recitals to this Agreement.

“No Election Shares” has the meaning set forth in Section 3.2(a).

“Order” shall mean any award, decision, decree, injunction, judgment, order, ruling, or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Authority.

“OREO” means other real estate owned.

“Permitted Encumbrances” shall mean (i) Liens for taxes not yet due and payable, or which are being contested in good faith and by appropriate proceedings which suspend the collection thereof and in respect of which adequate reserves have been made in accordance with GAAP, (ii) statutory Liens of landlords, (iii) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, (iv) zoning, building, or other restrictions, variances, covenants, rights of way, rights of subtenants, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel, or have a material detrimental effect on the value thereof or its present use.

“Per Share Cash Consideration” has the meaning set forth in Section 3.1(a).

“Per Share Merger Consideration” has the meaning set forth in Section 3.1(a).

“Per Share Stock Consideration” has the meaning Section forth in Section 3.1(a).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Plumas Bank” has the meaning set forth in the recitals to this Agreement.

“Plumas” has the meaning set forth in the preamble to this Agreement.

“Plumas Benefit Plans” has the meaning set forth in Section 6.15(c).

“Plumas Bank Board” means the Board of Directors of Plumas Bank.

“Plumas Board” means the Board of Directors of Plumas.

“Plumas Common Stock” means the common stock of Plumas.

“Post-Closing Representation” has the meaning set forth in Section 9.15(a).

“PPP Loans” means, collectively, loans originated by Bank of Feather River under the

Paycheck Protection Program pursuant to Section 1102 of the CARES Act or Title III of the

Consolidated Appropriations Act of 2021, and any administrative or other guidance published with respect thereto by any Governmental Authority.

“Previously Disclosed” with regard to a party means information set forth in its Disclosure Schedule or, in the case of Plumas, the SEC Reports; provided, however, that disclosure in any section of such Disclosure Schedule shall apply only to the indicated section of this Agreement except to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to another section of this Agreement.

“Professional Expenses” means the fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for Feather River for services rendered in connection with or in contemplation of this Agreement and the transactions contemplated hereby.

“Proposed Dissenting Shares” means those shares of Feather River Common Stock as to which shareholders have properly given notice of their intent to assert appraisal rights pursuant to Section 262 of the DGCL or Chapter 13 of the CGCL.

“Protected Seller Parties” has the meaning set forth in Section 9.15(a).

“Proxy Statement/Prospectus” has the meaning set forth in Section 6.6(a).

“Registration Statement” has the meaning set forth in Section 6.6(a).

“Representatives” has the meaning set forth in Section 6.5.

“Reallocated Cash Shares” has the meaning set forth in Section 3.2(d)(i)(B).

“Reallocated Stock Shares” has the meaning set forth in Section 3.2(d)(ii)(B).

“Requisite Shareholder Approval” means the approval of the shareholders of Feather River required to consummate the Merger in accordance with the DGCL.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments of any character that obligate the Person to sell, purchase, issue or dispose of any of its capital stock or other ownership interests or other securities representing the right to purchase or otherwise receive any of its capital stock or other ownership interests.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 5.3(f).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Shares” has the meaning set forth in Section 3.1(a).

“Stock Election” has the meaning set forth in Section 3.2(a).

“Stock Election Shares” means shares of Feather River Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election).

“Subsidiary” has the meaning ascribed to such term in Rule l-02 of Regulation S-X of the SEC.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal received after the date of this Agreement, which the Feather River Board determines in good faith, after taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), and the financial effect of the liquidated damages and expenses that would be payable by Feather River to Plumas pursuant to this Agreement, and after taking into account the advice of its financial advisor and outside legal counsel, that (i) the consideration that would be payable to the holders of Feather River Common Stock is more favorable to holders of Feather River Common Stock from a financial point of view than the Merger and (ii) such proposal is reasonably likely to be consummated on the terms set forth; provided that for purposes of this definition references to 15% in the definition of “Acquisition Proposal” shall be deemed to be references to 50%.

“Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Tax” and “Taxes” mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), custom duties, capital stock, franchise, profits, net worth, margin, capital production, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, escheat, abandoned or unclaimed property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether or not disputed, by any Governmental Authority responsible for imposition of any such tax (domestic or foreign).

“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refund, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

“Termination Fee” has the meaning set forth in Section 8.2(b).

“Transaction Expenses” has the meaning set forth in Section 6.17.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

“Waiving Parties” has the meaning set forth in Section 9.15(a).

ARTICLE II

THE MERGER AND RELATED MATTERS

2.1    The Merger.

(a)    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and pursuant to the applicable provisions of the CGCL and the DGCL, at the Effective Time, Feather River shall be merged with and into Plumas, with Plumas as the surviving corporation in the Merger.

(b)    Surviving Entity. Upon the consummation of the Merger, the separate corporate existence of Feather River shall cease and Plumas shall continue as the surviving entity under the Laws of the State of California. The name of “Plumas Bancorp” as the surviving entity of the Merger shall remain “Plumas Bancorp” From and after the Effective Time, Plumas, as the surviving entity of the Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of Feather River.

(c)    Articles of Incorporation and Bylaws of the Surviving Entity. The Articles of Incorporation and Bylaws of Plumas, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of Plumas, as the surviving corporation of the Merger, until either is thereafter amended in accordance with applicable Law.

(d)    Directors and Officers of the Surviving Entity. The directors and officers of Plumas immediately prior to the Effective Time shall be the directors and officers of Plumas, as the surviving corporation of the Merger, until their respective successors shall be duly elected and qualified or otherwise duly selected.

2.2    Effective Time. As soon as practicable, but in no event later than the tenth (10th) calendar day after which each of the conditions set forth in Article VII hereof has been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing) or such other time as the parties may agree, Plumas and Feather River will file, or cause to be filed, with the California Secretary of State (and, to the extent required, the Delaware Secretary of State) an agreement of merger (the “Agreement of Merger”) in substantially the form of Annex C to this Agreement, effecting the Merger. The Merger provided for herein shall become effective upon the filing of the Agreement of Merger with the California Secretary of State or such later time as specified in the Agreement of Merger. The “Effective Time” of the Merger shall be the time of such filing or as set forth in such filing. Plumas will cause a copy of the Agreement of Merger, as certified by the California Secretary of State, to be filed with the Delaware Secretary of State pursuant to the DGCL promptly following the Effective Time.

2.3    Bank Merger. As soon as practicable after the execution of this Agreement, or on such later date as Plumas shall specify, Plumas and Feather River shall cause Plumas Bank and Bank of Feather River, respectively, to enter into an agreement and plan of merger (the “Bank Merger Agreement”) in substantially the form of Annex D to this Agreement, which provides for the Bank Merger. Plumas Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Bank of Feather River shall cease. Prior to the effective time of the Bank Merger, Plumas and Feather River shall cause Plumas Bank and Bank of Feather River, respectively, to execute such certificates, agreements and such other documents and certificates as are necessary to effectuate the Bank Merger immediately following the consummation of the Merger.

2.4    United States Federal Income Tax Consequences. The Merger contemplated by this Agreement is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the Code. Until the Closing, each party to this Agreement shall use its commercially reasonable efforts to cause the Merger to so qualify, and will not Knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a). Plumas and Feather River each agrees to prepare and file all U.S. federal income Tax Returns in accordance with this Section 2.4 and shall not take any position inconsistent herewith in the course of any audit, litigation, or other proceeding with respect to U.S. federal income Taxes; provided that nothing contained herein shall prevent Plumas or Feather River from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of such treatment, and neither Plumas nor Feather River shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such treatment.

ARTICLE III

CONSIDERATION AND EXCHANGE PROCEDURES

3.1    Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of Plumas or Feather River:

(a)    Effect on Feather River Common Stock. Subject to Section 3.2, each share of Feather River Common Stock (collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive, at the election of the holder thereof as provided in this ARTICLE III, either (i) an amount in cash equal to the Per Share Amount the (“Per Share Cash Consideration”) or (i) a number of share of Plumas Common Stock equal to the Exchange Ratio (the “Per Share Stock Consideration”). As used herein, the term “Per Share Merger Consideration” means, with respect to any Share, either the Per Share Cash Consideration or the Per Share Stock Consideration, as applicable.

(b)    No Effect on Plumas Common Stock. Each share of Plumas Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be converted or otherwise affected by the Merger.

(c)    Cancellation of Excluded Shares. Each Excluded Share shall, as a result of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled without payment of any consideration therefor and cease to exist.

(d)    Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i)     “Aggregate Cash Amount” means $4,735,184.

(ii)     “Aggregate Plumas Share Amount” means 598,129 shares of Plumas Common Stock.

(iii)    “Aggregate Feather River Share Amount” means the number of shares of Feather River Common Stock issued and outstanding immediately prior to the Effective Time.

(iv)    “Closing Plumas Share Value” means the volume-weighted average trading price of one share of Plumas Common Stock for the ten (10) day period in which the Nasdaq Stock Market is open for trading ending on the last such day immediately preceding the Closing Date, calculated using volumes as report on the Nasdaq Stock Market during its normal market hours.

(v)    “Closing Transaction Value” means the sum of (A) the Aggregate Cash Amount and (B) the product of the Aggregate Plumas Share Amount and the Closing Plumas Share Value.

(vi)    “Exchange Ratio” means the quotient, rounded to the nearest one ten thousandth, obtained by dividing (A) the Per Share Amount by (B) the Closing Plumas Share Value.

(vii)   “Per Share Amount” means the quotient, rounded to the nearest one-tenth of a cent, obtained by dividing (A) the Closing Transaction Value by (B) the number of Aggregate Feather River Share Amount.

(e)    Dissenting Shares.

(i)    No later than ten (10) days following the date that Feather River Shareholder Approval is received, Feather River or Plumas shall provide each record holder of Feather River Common Stock entitled to vote on the Merger with a notice including the information set forth in Section 262 of the DGCL and, if applicable, Section 1301(a) of the CGCL.

(ii)    Notwithstanding any provision of this Agreement to the contrary, no Dissenting Shares shall be converted into or represent a right to receive the applicable consideration for such shares set forth in this Agreement, if any, but the holder of such Dissenting Shares shall only be entitled to such appraisal or dissenters’ rights as are granted by Section 262 of the DGCL or, if applicable, Chapter 13 of the CGCL. If a holder of shares of Feather River Common Stock who demands that Feather River purchase such shares under Section 262 of the DGCL or, if applicable, Chapter 13 of the CGCL shall thereafter effectively withdraw or lose (through failure to perfect or otherwise) such holders’ dissenters’ rights with respect to such shares of Feather River Common Stock then, as of the occurrence of such withdrawal or loss, each such share of Feather River Common Stock shall be deemed as of the Effective Time to have been converted into and represent only the right to receive, in accordance with this Section 3.1, the Merger Consideration for such shares set forth in this Article III.

(iii)    Feather River shall comply in all respects with the provisions of Section 262 of the DGCL and Chapter 13 of the CGCL with respect to the Dissenting Shares. Feather River shall give Plumas (A) prompt notice of any demands for appraisal or purchase of any such shares of Feather River Common Stock pursuant to Section 262 of the DGCL or Chapter 13 of the CGCL, attempted withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL or Chapter 13 of the CGCL and received by Feather River in connection therewith and (B) the opportunity to direct all negotiations and proceedings with respect to the appraisal or purchase of any shares of Feather River Common Stock under Section 262 of the DGCL or Chapter 13 of the CGCL; provided that Plumas shall act in a commercially reasonable manner in directing any such negotiations or proceedings. Feather River shall not, except with the prior written consent of Plumas (which shall not be unreasonably withheld, conditioned or delayed) or as required by Law, voluntarily make any payment with respect to any demands for purchase of Feather River Common Stock or offer to settle or settle any such demands.

3.2    Election and Proration Procedures.

(a)    Election Form. An election form (an “Election Form”) shall be included with the Proxy Statement/Prospectus that is mailed to each holder of record of shares of Feather River Common Stock as of the record date for the Feather River Shareholder Meeting. Each Election Form shall permit the holder, subject to the conditions set forth in Section 3.2(c) and Section 3.2(d), to (i) elect to receive Plumas Common Stock with respect to all of such holder’s Feather River Common Stock (a “Stock Election”), (ii) elect to receive cash with respect to all of such holder’s Feather River Common Stock (a “Cash Election”), (iii) elect to receive cash with respect to some of such holder’s shares of Feather River Common Stock and shares of Plumas Common Stock with respect to such holder’s remaining shares of Feather River Common Stock (a “Mixed Election”), or (iv) indicate that such holder makes no such election with respect to such holder’s shares of Feather River Common Stock. If a shareholder either (i) does not submit a properly completed Election Form prior to the Election Deadline (as defined herein), (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline, or (iii) fails to perfect his, her or its right to dissent under applicable Law, the shares of Feather River Common Stock held by such shareholder shall be designated “No Election Shares.” No Election Shares shall be treated as follows: (A) if Cash Consideration is Undersubscribed as contemplated in Section 3.2(d)(i), No Election Shares shall be deemed to be and automatically converted into Cash Election Shares, and (B) if Cash Consideration is Oversubscribed as contemplated in Section 3.2(d)(ii), No Election Shares shall be deemed to be and automatically converted into Stock Election Shares. Any Dissenting Shares shall be deemed to be Cash Election Shares and, with respect to such shares, the holders thereof shall in no event be classified as holders of Reallocated Stock Shares.

(b)    Election Deadline. The term “Election Deadline” shall mean 5:00 p.m., Pacific Time, on the Business Day that Plumas and Feather River mutually agree is approximately ten (10) Business Days prior to the Closing Date, or such other date as Plumas and Feather River shall mutually agree upon.

(c)    Effective Election. Any election to receive Plumas Common Stock and/or cash shall have been properly made only if the exchange agent selected by Plumas for the purpose of conducting the exchange described in this ARTICLE III (the “Exchange Agent”) shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent (or any other Person to whom the subject shares of Feather River Common Stock are subsequently transferred) by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received, whether any such election, modification or revocation has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Plumas nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(d)    Allocation. The Exchange Agent shall effect the allocation among holders of Feather River Common Stock of rights to receive the Per Share Cash Consideration and/or the Per Share Stock Consideration in the Merger in accordance with the Election Forms as follows:

(i)    Cash Consideration Undersubscribed. If the product of the number of Cash Election Shares multiplied by the Per Share Cash Consideration is less than the Aggregate Cash Amount, then:

(A)    each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration;

(B)    the Exchange Agent shall convert on a pro rata basis as described below in Section 3.2(e), a sufficient number of Stock Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the product of (A) the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares, multiplied by (B) the Per Share Cash Consideration equals the Aggregate Cash Amount, and each Reallocated Cash Share will be converted into the right to receive the Per Share Cash Consideration; and

(C)    each Stock Election Share that is not a Reallocated Cash Share shall be converted into the right to receive the Per Share Stock Consideration.

(ii)    Cash Consideration Oversubscribed. If the product of the number of Cash Election Shares multiplied by the Per Share Cash Consideration is greater than the Aggregate Cash Amount, then:

(A)    each Stock Election Share shall be converted into the right to receive the Per Share Stock Consideration;

(B)    the Exchange Agent shall convert on a pro rata basis as described below in Section 3.2(e), a sufficient number of Cash Election Shares (excluding any Dissenting Shares) (“Reallocated Stock Shares”) such that the product of (x) the number of remaining Cash Election Shares (including Dissenting Shares) multiplied by (y) the Per Share Cash Consideration equals the Aggregate Cash Amount, and each Reallocated Stock Share shall be converted into the right to receive the Per Share Stock Consideration; and

(C)    each Cash Election Share which is not a Reallocated Stock Share shall be converted into the right to receive the Per Share Cash Consideration.

(iii)    Cash Consideration Satisfied. If the number of Cash Election Shares multiplied by the Per Share Cash Consideration is equal to the Aggregate Cash Amount, then subparagraphs (d)(i) and (ii) above shall not apply and each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration and each Stock Election Share will be converted into the right to receive the Per Share Stock Consideration.

(e)    Pro Rata Reallocations. In the event that the Exchange Agent is required (x) pursuant to Section 3.2(d)(i)(B), to convert some Stock Election Shares into Reallocated Cash Shares, or (y) pursuant to Section 3.2(d)(ii)(B) to convert some Cash Election Shares into Reallocated Stock Shares, each holder of such shares being converted shall be allocated a pro rata portion of the total Reallocated Cash Shares or Reallocated Stock Shares, as the case may be.

(f)    For the avoidance of doubt, in no event will the total amount of cash paid to Feather River shareholders under this Agreement exceed the Aggregate Cash Amount and in no event, other than as provided for under Section 3.5, will the number of shares of Plumas Common Stock exchanged for Feather River Common Stock exceed the Aggregate Plumas Share Amount.

3.3    Exchange of Feather River Common Stock.

(a)    Mailing of Transmittal Material. Provided that Feather River has delivered, or caused to be delivered, to the Exchange Agent all information which is reasonably necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, promptly and in no event later than five (5) Business Days following the Effective Time, mail or deliver to each holder of record of a certificate or certificates (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of shares of Feather River Common Stock, and it being further understood that provisions herein relating to Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of a Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an “agent’s message” to the Exchange Agent or such other evidence of transfer as the Exchange Agent may reasonably request) which immediately prior to the Effective Time represented outstanding shares of Feather River Common Stock, a form of letter of transmittal, in a form mutually acceptable to Feather River and Plumas (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate(s) shall pass, only upon proper delivery of such Certificate(s) to the Exchange Agent) advising such holder of the effectiveness of the Merger and containing instructions for use in effecting the surrender of such Certificate(s) in exchange for the consideration to which such holder may be entitled pursuant to Section 3.1(a) hereof deliverable in respect thereof pursuant to this Agreement. A letter of transmittal will be properly completed only if accompanied by Certificate or Certificates representing all shares of Feather River Common Stock covered thereby, subject to the provisions of Section 3.3(d) below.

(b)    Plumas Deliveries. At the Effective Time, for the benefit of the holders of Certificates, (i) Plumas shall deliver to the Exchange Agent certificates, or at Plumas’s option, evidence of shares in book entry form, representing the number of shares of Plumas Common Stock issuable to the holders of Feather River Common Stock as part of the Merger Consideration, and (ii) Plumas shall deliver to the Exchange Agent the cash portion of the Merger Consideration payable pursuant to this ARTICLE III, each to be given to the holders of Feather River Common Stock in exchange for their Certificates as provided in this ARTICLE III. Following the Effective Time, Plumas shall deliver to the Exchange Agent all dividends declared and payable after the Effective Time on the shares of Plumas Common Stock issuable to holders of Feather River Common Stock as part of the Merger Consideration, which dividends shall be delivered to the Exchange Agent at the time such dividends are paid to the shareholders of Plumas generally. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Plumas Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

(c)    Exchange Agent Deliveries.

(i)    After completion of the allocation referred to in Section 3.2(d) hereof, each holder of an outstanding Certificate or Certificates who has surrendered such Certificate or Certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of whole shares of Plumas Common Stock and the amount of cash into which the aggregate number of shares of Feather River Common Stock previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement, in each case, without interest. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

(ii)    Each outstanding Certificate which prior to the Effective Time represented Feather River Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of Plumas Common Stock and the right to receive the amount of cash into which such Feather River Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of Feather River of Certificates representing shares of Feather River Common Stock and, if such Certificates are presented for transfer, they shall be cancelled against delivery of such Certificates for Plumas Common Stock and cash as hereinabove provided. No dividends or other distributions which have been declared with a record date after the Effective Time will be remitted to any Person entitled to receive shares of Plumas Common Stock under Section 3.1(a) until such Person surrenders the Certificate or Certificates representing Feather River Common Stock, at which time such dividends shall be remitted to such Person, without interest.

(d)    Lost or Destroyed Certificates; Issuances of Plumas Common Stock in New Names. The Exchange Agent and Plumas, as the case may be, shall not be obligated to deliver cash and a certificate or certificates representing shares of Plumas Common Stock to which a holder of Feather River Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Feather River Common Stock for exchange as provided in this Section 3.3, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by Plumas or its stock transfer agent. If any certificates evidencing shares of Plumas Common Stock are to be issued in a name other than that in which the Certificate evidencing Feather River Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other Tax required by reason of the issuance of a certificate for shares of Plumas Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)    No Further Rights. At the Effective Time, holders of Certificates shall cease to have rights with respect to Feather River Common Stock previously represented by such Certificates, and their sole rights (other than the holders of Certificates representing Dissenting Shares) shall be to exchange such Certificates for the consideration in respect of the shares represented thereby. After the Effective Time, there shall be no further transfer of Certificates on the records of Feather River, and if such Certificates are presented to Feather River for transfer, they shall be canceled against delivery of the consideration in respect of the shares represented thereby. No dividends or other distributions with respect to Plumas Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Plumas Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder, and all such dividends, other distributions and cash in lieu of fractional shares of Plumas Common Stock shall be paid by Plumas to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with the procedures set forth herein.

(f)    Unclaimed Merger Consideration. Any portion of the shares of Plumas Common Stock and cash delivered to the Exchange Agent by Plumas pursuant to this Agreement that remains unclaimed by the shareholders of Feather River for nine (9) months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Plumas. Any shareholders of Feather River who have not theretofore complied with Section 3.3(c) shall thereafter look only to Plumas for the consideration deliverable in respect of each share of Feather River Common Stock such shareholder holds as determined pursuant to this Agreement without any interest thereon, subject to any abandoned property and any other applicable Law. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Plumas and the Exchange Agent shall be entitled to rely upon the stock transfer books of Feather River to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Plumas and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

3.4    No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Plumas Common Stock will be issued in the Merger. In lieu thereof, any holder of Feather River Common Stock entitled to receive a fractional share of Plumas Common Stock but for this Section 3.4 shall be entitled to receive a cash payment, which payment shall be calculated by the Exchange Agent as an amount equal to the product of (i) such holder’s proportionate interest in a share of Plumas Common Stock, and (ii) the price of Plumas Common Stock on the Closing Date. All fractional shares to which a single record holder of Shares would otherwise be entitled to receive hereunder shall be aggregated and calculations shall be rounded to three decimal places. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

3.5    Anti-Dilution Provisions. If, between the date hereof and the Effective Time, the shares of Plumas Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, stock split, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Merger Consideration shall be adjusted accordingly; provided that an offering or sale of Plumas Common Stock shall not be deemed a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment of the Plumas Common Stock.

3.6    Withholding Rights. Plumas (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Feather River Common Stock such documented and actual amounts as Plumas is required under the Code or any state, local or foreign Tax Law thereunder to deduct and withhold with respect to the making of such payment. Any amount which is withheld as permitted by this Section 3.6 shall be timely remitted to the appropriate Governmental Authority. To the extent that amounts are so withheld and paid to the proper Governmental Authority pursuant to any applicable Tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Feather River Common Stock in respect of which such deduction and withholding was made by Plumas. In the event Plumas determines it must deduct and withhold with respect to the payment of Plumas Common Stock hereunder, Plumas shall be entitled to satisfy such withholding first out of any Cash Consideration otherwise payable to the Person with respect to which such withholding is being made.

3.7    Feather River Restricted Stock Awards. Prior to and effective as of the Effective Time, Feather River shall take all such action as is necessary to terminate, subject to compliance with this Section 3.7, the Feather River Equity Plan. Immediately prior to the Effective Time, any vesting conditions applicable to each award of restricted shares of Feather River Common Stock granted under a Feather River Equity Plan shall, automatically and without any action on the part of the holder thereof and consistent with the terms of the Feather River Equity Plan, accelerate in full and such restricted stock shall become free of any restrictions, any repurchase right shall lapse, and the holder thereof shall be entitled to receive the Merger Consideration at the Effective Time, less any applicable Taxes, if any, required to be withheld with respect to such vesting. The transactions contemplated by this Section 3.7 shall in all cases be completed in a manner designed to comply, to the extent applicable, with Section 409A and Section 424 of the Code. At or prior to the Closing Date, Feather River and the Feather River Board and its compensation committee, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 3.7.

ARTICLE IV

ACTIONS PENDING THE MERGER

4.1    Forbearances of Feather River. From the date hereof and until the Effective Time, except as expressly contemplated or permitted by this Agreement, and except as required by applicable Law, without the prior written consent of Plumas, which consent will not be unreasonably withheld or delayed, Feather River will not, and will cause each of its Subsidiaries not to:

(a)    Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice and in compliance with all applicable Laws and prudent business and banking practices, or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and the other parties the goodwill of its customers and others with whom business relations exist.

(b)    Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the issuance of or creation of, any additional shares of stock or any Rights or permit any shares of stock to become subject to grants of employee or director stock options or other Rights, (ii) adjust, split, combine or reclassify any capital stock, (iii) enter into any agreement, understanding or arrangement with respect to the sale or voting of common stock or (iv) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock or equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock or equity interests (except, in the ordinary course of business, (A) through settlement of indebtedness, foreclosure, or the exercise of creditors' remedies, or (B) in a fiduciary capacity, the ownership of which does not expose it to any material liability from the business, operations or liabilities of such Person).

(c)    Dividends. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of its capital stock.

(d)    Compensation; Employment Agreements; Etc. Enter into, amend, renew or accelerate the vesting or payment under, any employment, consulting, severance, change in control, bonus, salary continuation or other similar agreements, arrangements or benefit plans with any current or former director, officer or employee or grant any salary or wage increase or award any incentive or other bonus payment or increase any employee benefit (including incentive or bonus payments), except (i) for other changes that are required by applicable Law, (ii) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed, or (iii) normal annual merit salary increases made in the ordinary course of business consistent in amount and timing with past practices to employees (other than executive officers), but not exceeding 3.0% for any individual employee (based upon each such employee’s salary as of January 1, 2020).

(e)    Hiring. Hire any person as an employee or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed or (ii) to fill any vacancies arising after the date hereof and whose employment is terminable at will and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the transactions contemplated hereby or the consummation thereof.

(f)    Benefit Plans. Enter into, establish, adopt, amend or terminate, or make any contributions to, except (i) as may be required by applicable Law or (ii) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed, any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan, grant, award or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee or take any action to accelerate the vesting or exercisability of any compensation or benefits payable thereunder, other than actions related to the transactions contemplated by this Agreement.

(g)    Dispositions. Sell, transfer, mortgage, license, encumber or otherwise dispose of or discontinue any of its assets, rights, deposits, business or properties outside the ordinary course of business in a transaction that (i) individually is greater than $25,000 or (ii) together with all other such transactions is greater than $50,000; provided, however, no such transactions shall be permitted with any of its Affiliates.

(h)    Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including by merger or consolidation, purchasing any equity interest in or making any investment in a partnership or joint venture, all or any portion of the assets, business, securities (other than as permitted by Section 4.1(r)), deposits or properties of any other Person.

(i)    Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $50,000 in the aggregate.

(j)    Governing Documents. Amend the Feather River Charter, Feather River Bylaws, or any other governing documents of Feather River or any of its Subsidiaries or enter into a plan of consolidation, merger, share exchange or reorganization with any Person, or a letter of intent or agreement in principle with respect thereto.

(k)    Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by any applicable Governmental Authority or changes in Laws or GAAP.

(l)    Contracts. Terminate, cancel or request any change in, or agree to any change in, or enter into any contract or agreement that calls for one-time or aggregate annual payments of $25,000 or more and is not terminable at will or on 60 days or less notice without payment of a premium or penalty; provided, that, Plumas’s consent shall not be unreasonably withheld or conditioned and such consent shall be deemed granted if Feather River does not receive Plumas’s consent thereto (via email, fax or otherwise in writing) within three (3) Business Days after Plumas’s receipt of written notice of Feather River’s written request by Feather River for such consent.

(m)    Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, Order or investigation to which it is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment of an amount which exceeds $25,000 in excess of amounts contributed by insurance and/or would impose any material restriction on its business.

(n)    Banking Operations. Enter into any new line of business; introduce any new products or services; change its lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable Law or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office servicing center or other facility.

(o)    Marketing. Introduce any new marketing campaigns or any new sales compensation or incentive programs or arrangements.

(p)    Derivatives Contracts. Enter into any Derivatives Contract.

(q)    Indebtedness. Incur any indebtedness for borrowed money (other than deposits, certificates of deposits, escrow balances, federal funds purchased, cash management accounts, and FHLB advances which, in each case, have a maturity of less than one year and are incurred in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice; provided, that, Plumas’s consent shall not be unreasonably withheld or conditioned and such consent shall be deemed granted if Feather River does not receive Plumas’s consent thereto (via email, fax or otherwise in writing) within three (3) Business Days after Plumas’s receipt of written notice of Feather River’s written request by Feather River for such consent.

(r)    Investment Securities. Acquire or otherwise invest in (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any (i) Equity Investment, or (ii) debt security other than in the ordinary course of business consistent with past practice.

(s)    Loans. Except for PPP Loans, make any loan, loan commitment or renewal or extension thereof to any Person which, when aggregated with all outstanding loans, commitments for loans or renewals or extensions thereof made to such Person or any affiliate or immediate family member of such Person, exceeds $500,000, without first submitting complete loan package information, customarily submitted to the board of directors of Bank of Feather River or the loan committee thereof in connection with obtaining approval of such action, to Plumas Bank’s chief credit officer for review at least three (3) full Business Days prior to taking such action, consulting with Plumas respecting such credit and the basis of Bank of Feather River’s credit decisions and considering any comments raised by Plumas within three (3) Business Days of receipt of such information. The issuance of or the commitment to issue a letter of credit by Feather River shall constitute a loan or loan commitment for purposes of this section.

(t)    Loan Modifications. Except for the forgiveness of PPP Loans in accordance with guidelines issued by the SBA, make any modification to any outstanding loan or loan commitment to any Person, which exceeds $500,000, without first submitting complete loan package information, customarily submitted to the board of directors of Bank of Feather River or its loan committee in connection with obtaining approval of such action, to the chief credit officer of Plumas Bank for review at least three (3) full Business Days prior to taking such action, consulting with Plumas respecting such credit and the basis of Bank of Feather River’s credit decisions and considering any comments raised by Plumas within three (3) Business Days of receipt of such information. The issuance of or the commitment to modify any credit or loan commitment by Feather River shall constitute a loan or loan commitment for purposes of this section.

(u)    Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(v)    Adverse Actions. Except as may be required by Law or as contemplated by this Agreement, take or fail to take any action: (i) that is intended or may reasonably be expected to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time or (B) any of the conditions to the transactions contemplated hereby set forth in this Agreement not being satisfied, (ii) that may result in a violation of the Bank Secrecy Act, any anti-money laundering laws and regulations or the policies and procedures of Feather River with respect to the foregoing, or (iii) which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement.

(w)    Payments. Accelerate the payment of any material liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice; provided, that, Plumas’s consent shall not be unreasonably withheld or conditioned and which consent shall be deemed granted if Plumas has not provided Feather River (via email, fax or by other means) a written objection to such action within three (3) Business Days after Plumas’s receipt of a written request by Feather River for such consent.

(x)    Taxes. Make or change any material Tax election or method of Tax accounting, settle, compromise or otherwise finally resolve any material Tax liability, or file any amended Tax Return with respect to a material amount of Taxes up to and including the Closing Date.

(y)    Antitakeover Statutes. Take any action (i) that would cause this Agreement or the transactions contemplated hereby to be subject to the provisions of any state antitakeover Law or state or territorial Law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(z)    Affiliate Transactions. Enter into any transaction, commitment, arrangement or other activity with a related entity, Affiliate or Subsidiary.

(aa)    Interest on Deposits. Increase the rate of interest paid on interest-bearing deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices and otherwise consistent with general economic and competitive conditions in such party’s market area.

(bb)    Commitments. Enter into any contract with respect to, or otherwise agree, authorize or commit to take, or publicly recommend, propose or announce an intention to take, any of the foregoing actions.

4.2    Forbearances of Plumas. From the date hereof and until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, and except as required by applicable Law, without the prior written consent of Feather River, which consent will not be unreasonably withheld, conditioned or delayed, Plumas will not, and will cause each of its Subsidiaries not to, not take or fail to take any action that is intended or may reasonably be expected (A) to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time or (B) to result in any of the conditions to the transactions contemplated hereby set forth in this Agreement not being satisfied or (C) to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1    Disclosure Schedules. On or prior to the date hereof, Feather River has delivered to Plumas, and Plumas has delivered to Feather River, a confidential schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article V or to one or more of its covenants contained in Article VI. Any information set forth in any one section of a party’s Disclosure Schedule shall be deemed to apply to each other applicable section or subsection of that party’s Disclosure Schedule if its relevance to the information called for in such section or subsection is reasonably apparent on its face notwithstanding the omission of any cross-reference to such other section. Notwithstanding anything in this Agreement to the contrary (a) reference to any dollar amounts in any representation or warranty will not be deemed to indicate that such amount is material with respect to or otherwise under any provision of this Agreement and (b) the inclusion of an item in such Disclosure Schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect.

5.2    Representations and Warranties of Feather River. Feather River hereby represents and warrants to Plumas that, except as Previously Disclosed:

(a)    Organization, Standing and Authority. Feather River is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Feather River is duly registered with the Federal Reserve Board as a bank holding company under the BHCA and meets the applicable requirements for qualification as such. Bank of Feather River is a bank duly organized and validly existing under the Laws of the State of California that is duly authorized by the DFPI to conduct business as a commercial bank. Each other Subsidiary of Feather River is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Feather River and each of its Subsidiaries is licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on Feather River. Feather River and each of its Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted, except where the failure to be so authorized would not materially impair the ability of Feather River to perform its obligations under this Agreement or otherwise materially impede consummation of the transactions contemplated hereby. The deposit accounts of Bank of Feather River are insured by the FDIC, in the manner and to the maximum extent provided by applicable Law, and Bank of Feather River has paid all deposit insurance premiums and material assessments required by applicable Laws. The copies of the Feather River Charter, Feather River Bylaws and the other governing documents of Feather River and its Subsidiaries which have been previously made available to Plumas are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of Feather River and its Subsidiaries contain true, complete and correct records in all material respects of all meetings and other corporate actions held or taken by their respective boards of directors (including committees of their respective boards of directors), as well as the shareholders of Feather River and its Subsidiaries through the date hereof.

(b)    Capital Structure.

(i)    The authorized capital stock of Feather River consists of (i) 10,000,000 shares of Feather River Common Stock, of which 1,221,983 are issued and outstanding (including 11,000 shares of outstanding Feather River Common Stock that are subject to restricted stock awards, 6,600 of which are unvested as of the date of this Agreement) and (ii) no shares of preferred stock. Feather River does not have any other shares of capital stock authorized, designated, issued or outstanding. All outstanding shares of Feather River’s capital stock (A) have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights or similar rights created by statute, the Feather River Charter, the Feather River Bylaws or any agreement to which Feather River is a party, and (B) have been offered, sold, issued and delivered by Feather River in all material respects in compliance with all applicable Laws. There are no declared or accrued but unpaid dividends with respect to any shares of Feather River capital stock.

(ii)    Other than the Feather River Equity Plan, Feather River has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person.

(iii)    Schedule 5.2(b)(iii) lists, for each restricted stock award outstanding under the Feather River Equity Plan, the participant, the number of shares of Feather River Common Stock underlying such award, the vesting schedule and number of shares vested, the grant date, the grant price and whether the participant has made an 83(b) election with respect to such award. Other than such restricted stock awards listed in Schedule 5.2(b)(iii), there are no Rights or agreements obligating Feather River to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Feather River capital stock or any capital stock or equity or other ownership interest of Feather River or obligating Feather River to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Right. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to Feather River.

(iv)    Except for the Support Agreements, there are no (i) voting trusts, proxies, or other agreements or understandings with respect to the voting stock of Feather River to which Feather River is a party, by which Feather River is bound, or of which Feather River has Knowledge, or (ii) agreements or understandings to which Feather River is a party, by which Feather River is bound, or of which Feather River has Knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Feather River capital stock.

(c)    Subsidiaries. Feather River owns all of the issued and outstanding shares of Bank of Feather River, free and clear of all Liens. Schedule 5.2(c) of the Disclosure Schedule sets forth each of Feather River’s Subsidiaries, and the ownership interest of Feather River in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary. The outstanding shares of capital stock of each Subsidiary of Feather River have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). There are no shares of capital stock of any Subsidiary of Feather River authorized and reserved for issuance, no such Subsidiary has any other Rights issued or outstanding with respect to such capital stock, and no such Subsidiary has any commitment to authorize, issue or sell any such capital stock or Rights. Other than the Subsidiaries of Feather River, Feather River does not, directly or indirectly, beneficially own any equity securities or similar interests of any Person or any interests of any Person or any interest in a partnership or joint venture of any kind.

(d)    Corporate Power. Each of Feather River and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Feather River has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, in each case, subject to receipt of all necessary approvals of Governmental Authorities and shareholder approvals.

(e)    Corporate Authority.

(i)    This Agreement and the transactions contemplated hereby have been authorized and approved by all necessary corporate action of Feather River and its Subsidiaries on or prior to the date hereof and will remain in full force and effect through the Closing (provided that the shareholder approvals are subsequently obtained). Except as contemplated by this Agreement, no other corporate or shareholder action is necessary or required to authorize and approve this Agreement or the transactions contemplated hereby. Feather River has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Plumas, this Agreement is a valid and legally binding obligation of Feather River, enforceable in accordance with its terms (except as enforceability may be limited by the Bankruptcy Exception).

(ii)    The Feather River Board, by a unanimous vote thereof, has adopted resolutions (1) determining that this Agreement and the transactions contemplated herein, including the Merger, are fair to, and in the best interests of, Feather River and its shareholders, (2) approving and declaring advisable this Agreement and the transactions contemplated hereby and (3) recommending that Feather River’s shareholders approve and adopt this Agreement.

(f)    Regulatory Approvals. No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or other third party are required to be made or obtained by Feather River or any of its Subsidiaries in connection with the execution, delivery or performance by Feather River of this Agreement or by Bank of Feather River of the Bank Merger Agreement, or to consummate the transactions contemplated hereby, except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC and the DFPI, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of Plumas Common Stock in the Merger, (C) approval of listing of such Plumas Common Stock on the NASDAQ Global Market, (D) the filing of (1) the Agreement of Merger with the Secretary of State of the State of California pursuant to the CGCL, (2) the Agreement of Merger, as certified by the Secretary of State of the State of California, with the Secretary of State of the State of Delaware pursuant to the DGCL and (3) the Bank Merger Agreement with the Secretary of State of the State of California and the DFPI pursuant to the CGCL and CFC, and (E) the Requisite Shareholder Approval.  As of the date hereof, Feather River is not aware of any reason why the approvals set forth above will not be received in a timely manner and without the imposition of a Burdensome Condition.

(g)    No Conflict. The execution and delivery by Feather River of this Agreement and the consummation of the transactions provided for in this Agreement (A) do not violate any provision of the Feather River Charter, the Feather River Bylaws, any other governing document of Feather River or any applicable Law (assuming receipt of the required approval of any Governmental Authority and receipt of the Requisite Shareholder Approval) and (B) except as set forth in Schedule 5.2(g) of the Disclosure Schedule, do not require any consent of any Person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which Feather River or any of its Subsidiaries is a party or by which any of them is bound, or any Order, ruling, decree, judgment, arbitration award or stipulation to which Feather River or any of its Subsidiaries is subject, or constitute a default thereunder or result in the creation of any Lien upon any of the properties or assets of Feather River or any of its Subsidiaries.

(h)    Financial Statements; Material Adverse Effect.

(i)    Feather River has previously delivered or made available to Plumas accurate and complete copies of the Feather River Financial Statements. The Feather River Financial Statements as of and for the years ended December 31, 2019, 2018 and 2017 are accompanied by the audit report of Moss Adams LLP. The Feather River Financial Statements fairly present or, with respect to those as of any date or for any period ending after the date of this Agreement, will fairly present, in all material respects, the financial condition of Feather River as of the respective dates set forth therein, and the consolidated results of operations, changes in shareholders’ equity and cash flows (if applicable) of Feather River for the respective periods or as of the respective dates set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments). Feather River has no reason to believe that there will be, and to Feather River’s Knowledge there will not be, any negative discrepancy between and among the Feather River Interim Financial Statements, the financial statements included in the Federal Reserve Board FR Y-SP filed by Feather River for the period ended December 31, 2020 and the 2020 Audited Financial Statements.

(ii)    The Feather River Financial Statements have been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods involved, except as stated therein. The audits of Feather River have been conducted in accordance with generally accepted auditing standards of the United States of America.

(iii)    Except as Previously Disclosed, since January 1, 2020, Feather River has not incurred any material liability other than in the ordinary course of business consistent with past practice.

(iv)    Except as Previously Disclosed, since January 1, 2020, (A) Feather River has conducted its business in the ordinary and usual course consistent with past practice, (B) Feather River has not taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any of the actions set forth in Section 4.1 hereof, and (C) to the Knowledge of Feather River, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.2 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to Feather River.

(i)    Legal Proceedings. Except as set forth in Schedule 5.2(i), no litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against Feather River or any of its Subsidiaries, individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect with respect to Feather River, and, to the Knowledge of Feather River, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding. Neither Feather River nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to Feather River.

(j)    Regulatory Matters.

(i)    Feather River and its Subsidiaries have duly filed with the appropriate Governmental Authorities in substantially the correct form the monthly, quarterly and annual reports required to be filed by them under applicable Laws, and such reports were in all material respects complete, accurate and in compliance with all applicable Laws, and Feather River has previously delivered or made available to Plumas accurate and complete copies of all such reports. Except as Previously Disclosed, in connection with the most recent examination of Feather River and its Subsidiaries by the appropriate Governmental Authorities, neither Feather River nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which Feather River believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Feather River.

(ii)    None of Feather River nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has Feather River or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. Feather River and its Subsidiaries have paid all material assessments made or imposed by any Governmental Authority.

(iii)    Except as Previously Disclosed, no Governmental Authority has initiated since January 1, 2018 or has pending any proceeding, enforcement action or, to the Knowledge of Feather River, investigation or inquiry into the business, operations, policies, practices or disclosures of Feather River or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of Feather River and its Subsidiaries), or, to the Knowledge of Feather River, threatened any of the foregoing.

(iv)    As of the date of this Agreement, the most recent regulatory rating given to Bank of Feather River as to compliance with the Community Reinvestment Act is “Satisfactory” or better. Since the last regulatory examination of Bank of Feather River with respect to Community Reinvestment Act compliance, Bank of Feather River has not received any written complaints as to Community Reinvestment Act compliance, and no proceedings are pending, nor to the Knowledge of Feather River, threatened with respect to any violations of consumer fair lending Laws.

(k)    Compliance With Laws. Each of Feather River and its Subsidiaries:

(i)    is and at all times since January 1, 2018 has been in material compliance with all applicable Laws, Orders or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such businesses, including Sections 23A and 23B of the Federal Reserve Act and regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, all other applicable fair lending Laws and other Laws relating to discriminatory business practices and all COVID-19 Measures;

(ii)    has and at all times since January 1, 2018 has had all material permits, licenses, franchises, authorizations and approvals of, and has made all material filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; and all such permits, licenses, franchises, certificates of authority and approvals are in full force and effect and, to the Knowledge of Feather River, no suspension or cancellation of any of them is pending or threatened;

(iii)    has received, since January 1, 2018, no written notification or other written communication from any Governmental Authority (A) asserting that Feather River or any of its Subsidiaries is not in compliance with any of the Laws which such Governmental Authority enforces and which have not been corrected or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Knowledge of Feather River, do any grounds for any of the foregoing exist); and

(iv)    has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements, (y) has designed disclosure controls and procedures to ensure that material information is made known to its management on no less than a quarterly basis, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and have identified for its auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.

(l)    Material Contracts; Defaults.

(i)    Except as Previously Disclosed, neither Feather River nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of Feather River or any of its Subsidiaries to indemnification from Feather River or any of its Subsidiaries, (C) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $25,000 per annum, (D) which is with or to a labor union or guild (including any collective bargaining agreement), (E) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, or similar obligation, in each case, in the ordinary course of business), (F) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or business of Feather River or any of its Subsidiaries, (G) which involves the purchase or sale of assets with a purchase price of $25,000 or more in any single case or $50,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice, (H) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involves the payment of $25,000 or more in annual fees, (I) which provides for the payment by Feather River or any of its Subsidiaries of payments upon a change of control thereof, (J) which is a lease for any real or material personal property owned or presently used by Feather River or any of its Subsidiaries, (K) which materially restricts the conduct of any business by Feather River or any of its Subsidiaries or limits the freedom of Feather River or any of its Subsidiaries to engage in any line of business in any geographic area (or would so restrict Feather River or any of its Subsidiaries after consummation of the transactions contemplated hereby) or which requires exclusive referrals of business or requires Feather River or any of its Subsidiaries to offer specified products or services to their customers or depositors on a priority or exclusive basis, (L) which relates to a partnership or joint venture or similar arrangement, (M) which relates to the settlement or other resolution of any legal proceeding in an amount in excess of $25,000 and that has any continuing obligations, liabilities or restrictions, (N) which is with respect to, or otherwise commits Feather River or any of its Subsidiaries to do, any of the foregoing, or (O) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) (all of the foregoing collectively, “Material Contracts”). For purposes of this Agreement, the term “Material Contracts” does not include (A) loans made by, (B) unfunded loan commitments made by, (C) letters of credit issued by, (D) loan participations of, (E) Federal funds sold or purchased by, (F) repurchase agreements made by, (G) bankers acceptances of, or (H) deposit liabilities of, Feather River or any of its Subsidiaries.

(ii)    Each Material Contract is valid and binding on Feather River or its Subsidiaries and is in full force and effect (other than due to the ordinary expiration thereof) and, to the Knowledge of Feather River or its Subsidiaries, is valid and binding on the other parties thereto (except as enforceability may be limited by the Bankruptcy Exception). None of Feather River and its Subsidiaries or, to the Knowledge of Feather River and its Subsidiaries, any other parties thereto, is in material default under any Material Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by Feather River or any of its Subsidiaries is currently outstanding.

(iii)    All outstanding loans from Feather River or any of its Subsidiaries to their respective officers and directors have been Previously Disclosed, and except as Previously Disclosed, there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(m)    No Brokers. Other than Feather River’s engagement of ProBank Austin, no action has been taken by Feather River that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated hereby.

(n)    Employee Benefit Plans.

(i)    Schedule 5.2(n)(i) lists all benefit and compensation plans, contracts, policies or arrangements that are maintained, sponsored, or contributed to by Feather River or any of its Subsidiaries or with respect to which Feather River or any of its Subsidiaries has or may have any liability, including “employee benefit plans” within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or other arrangements (each, a “Feather River Benefit Plan”, and collectively, the “Feather River Benefit Plans”). Feather River has previously made available to Plumas true and complete copies of (A) all Feather River Benefit Plans including any trust instruments and insurance contracts forming a part of any Feather River Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Sections 103(a)(3) and 103(e) of ERISA with respect to each Feather River Benefit Plan; (C) for each Feather River Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS (or, in the case of a Feather River Benefit Plan maintained pursuant to the adoption of a prototype or volume submitter document a copy of an opinion or notification letter issued by the IRS to the sponsor of the prototype or volume submitter document upon which Feather River is entitled to rely stating that the form of the prototype or volume submitter plan document is acceptable for the establishment of a qualified retirement plan), for each Feather River Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each Feather River Benefit Plan; (F) the most recent actuarial report, if any relating to each Feather River Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; and (H) the most recent summary annual report for each Feather River Benefit Plan required to provide summary annual reports by Section 104 of ERISA. Schedule 5.2(n)(i) sets forth for each Feather River Benefit Plan, (1) each participant in the Feather River Benefit Plan and (2) the amounts paid or to be paid, or accrued or to be accrued by Feather River in connection with this Agreement and the transactions contemplated herein under each Feather River Benefit Plan.

(ii)    Each Feather River Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable Law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Feather River Benefit Plan is maintained. Each Feather River Benefit Plan that is intended to qualify under Section 401(a) of the Code is the subject of a favorable determination or opinion letter issued by the IRS as to its tax-qualified status (or is maintained on an IRS-approved prototype or volume submitter document), and, to Feather River’s Knowledge, no event has occurred since the date of issuance of such letter that would reasonably be expected to jeopardize the tax-qualified status of such plan. There is no material pending or, to Feather River’s Knowledge, threatened litigation relating to the Feather River Benefit Plans. Neither Feather River nor any of its Subsidiaries has engaged in a transaction with respect to any Feather River Benefit Plan or Pension Plan that could subject it to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. There are no audits, investigations, or examinations pending before the IRS, DOL or other governmental agency with respect to any Feather River Benefit Plan.

(iii)    Neither Feather River nor any of its ERISA Affiliates maintains, sponsors or contributes to any (i) “defined benefit plan” (as defined in Section 3(35) of ERISA), (ii) “pension plan” (as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA or Sections 412 or 430 of the Code, or (iii) “multiemployer plan” (as defined in Section 3(37) of ERISA.

(iv)    All contributions required to be made under the terms of any Feather River Benefit Plan have been timely made.

(v)    Neither Feather River nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Feather River Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, or under the continuation of coverage provisions of the Laws of any state or locality. Feather River and its Subsidiaries may amend or terminate any such Feather River Benefit Plan in accordance with and to the extent permitted by their terms at any time without incurring any liability thereunder. No event or condition exists with respect to a Feather River Benefit Plan that could subject Feather River or its Subsidiaries to a material Tax under Section 4980B of the Code.

(vi)    Neither the execution of this Agreement nor consummation of the transactions contemplated hereby, either alone or in connection with a subsequent event, (A) entitle any employees or any current or former director or independent contractor of Feather River or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Feather River Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Feather River Benefit Plans, (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future or (E) result in any payment or portion of any payment that would not be deductible by Feather River under Section 162(m) of the Code when paid.

(vii)    All required reports and descriptions (including Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Feather River Benefit Plan. All required Tax filings with respect to each Feather River Benefit Plan have been made, and any Taxes due in connection with such filings have been paid.

(viii)    No Feather River Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(ix)    Each Feather River Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans.

(o)    Labor Matters. Feather River and its Subsidiaries are not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Feather River or its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Feather River or its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Feather River’s Knowledge, threatened, nor is Feather River or its Subsidiaries aware of any activity involving Feather River’s or its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Feather River and its Subsidiaries have paid in full all wages, salaries, commissions, bonuses, benefits and other compensation due to its employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other Law. To the Knowledge of Feather River, no employee of Feather River or any of its Subsidiaries is, in any material respect, in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Feather River or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others. Feather River and each of its Subsidiaries is in all material respects, in compliance with all COVID-19 Measures enacted in response to the COVID-19 pandemic, and has used commercially reasonable efforts to implement health and safety protocols at all worksites under the control of Feather River or any if its Subsidiaries, consistent with guidance issued by applicable United States federal, state and local health authorities.

(p)    Environmental Matters. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose on Feather River or any of its Subsidiaries any liability or obligation arising under any Environmental Laws pending or, to the Knowledge of Feather River, threatened against Feather River or its Subsidiaries, which liability or obligation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Feather River. Except as Previously Disclosed, to the Knowledge of Feather River, there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Feather River. Feather River and its Subsidiaries are in compliance in all material respects with applicable Environmental Laws. Except as Previously Disclosed, to Feather River’s Knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by Feather River or its Subsidiaries, or any property in which Feather River or its Subsidiaries has held a security interest, Lien or a fiduciary or management role (“Feather River Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or could reasonably be expected to result, in a Material Adverse Effect with respect to Feather River. Neither Feather River nor any of its Subsidiaries could reasonably be deemed the owner or operator of, nor has it participated in the management regarding Hazardous Substances of, any Feather River Loan Property or any property of Feather River or its Subsidiaries which has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or could reasonably be expected to result, in a Material Adverse Effect with respect to Feather River. Neither Feather River nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property. Neither Feather River nor any of its Subsidiaries nor, to Feather River’s Knowledge, any Person whose liability Feather River or any of its Subsidiaries has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law. Feather River and its Subsidiaries are not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law. To Feather River’s knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Feather River or any of its Subsidiaries, any currently or formerly owned or operated property, any Feather River Loan Property, or, to Feather River’s knowledge, any Person whose liability Feather River or any of its Subsidiaries has assumed whether contractually or by operation of law, that could reasonably be expected to result in any material claims, liability or investigations against Feather River or any of its Subsidiaries, result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Feather River Loan Property or property of Feather River or any of its Subsidiaries. Feather River has provided to Plumas true and correct copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to Feather River or any of its Subsidiaries and any currently or formerly owned or operated property.

(q)    Tax Matters.

(i)    Neither Feather River nor any of its Subsidiaries has taken any action or failed to take any action, or is aware of any fact or circumstance, in each case, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(ii)    Feather River and each of its Subsidiaries have timely filed all income and other material Tax Returns required to have been filed, taking into account any properly granted extensions of time to file, with the appropriate taxing authorities, such Tax Returns are true, correct and complete in all material respects.

(iii)    All material Taxes required to be paid or remitted by Feather River or any of its Subsidiaries on or before the date hereof have been so paid or remitted, whether or not shown as due and owing on any Tax Returns.

(iv)    Feather River and each of its Subsidiaries has complied in all respects with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes in connection with any amounts paid or owing to any employee, independent contractor, client, depositor, customer, account holder, creditor, shareholder or other third party.

(v)    Neither Feather River nor any of its Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(vi)    Neither Feather River nor any of its Subsidiaries has engaged in any transaction that would constitute a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(vii)    The unpaid Taxes of Feather River and each of its Subsidiaries (A) do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect temporary difference between book and Tax income) as shown on the Interim Feather River Financial Statements, and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Feather River in filing its Tax Returns.

(viii)    There are no Liens for Taxes (other than Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings which suspend the collection thereof) upon any of the assets of Feather River or any of its Subsidiaries.

(ix)    There is no audit or other proceeding with respect to Taxes by any Governmental Authority pending or being conducted with respect to Feather River or any of its Subsidiaries.

(x)    Neither Feather River nor any of its Subsidiaries has received from any taxing authority (including jurisdictions in which Feather River and its Subsidiaries have not filed Tax Returns) any (A) written notice indicating an intent to open an audit or other review, (B) written request for information related to Tax matters or (C) written notice of deficiency or proposed adjustment for any amount of Tax, proposed, asserted or assessed by any Governmental Authority against Feather River or any of its Subsidiaries.

(xi)    Neither Feather River nor any of its Subsidiaries is a party to or bound by any tax sharing agreement with any other Person (other than Feather River or any of its Subsidiaries).

(xii)    Neither Feather River nor any of its Subsidiaries has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which Feather River was the parent.

(xiii)    Neither Feather River nor any of its Subsidiaries has any liability for the Taxes of another Person (A) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign Law), (B) as transferee or successor, or (C) by contract or indemnity (other than contracts entered into in the ordinary course of business, the principal purpose of which is not related to Taxes).

(xiv)    Neither Feather River nor any of its Subsidiaries has ever been either a “distributing corporation” or a “controlled corporation” in connection with a distribution of stock qualifying for tax-free treatment, in whole or in part, under Section 355 of the Code.

(xv)    Neither Feather River nor any of its Subsidiaries has been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five-year period ending on the Closing Date.

(xvi)    Neither Feather River nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code or similar state and local Tax Law, (B)  “closing agreement” as described in Section 7121 of the Code or similar state or local Tax Law executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, (D) prepaid amount received on or prior to the Closing Date, (E) an item having been reported on the completed contract method of accounting or the percentage of completion method of accounting, (F) election under Section 108(i) or 965 of the Code, or (G) other action taken prior to the Closing Date.

(xvii)    Feather River has not deferred any payroll Taxes or availed itself of any of the Tax deferral, credits or benefits pursuant to the Coronavirus Aid, Relief and Economic Security (CARES) Act or otherwise taken advantage of any change in applicable Law in connection with the COVID-19 outbreak that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable Tax payment obligations of Feather River to any Governmental Authority which have not yet been paid.

(r)    Risk Management Instruments. Except as Previously Disclosed, neither Feather River nor any of its Subsidiaries is a party to, nor has any agreed to enter into, a Derivatives Contract.

(s)    Loans; Nonperforming and Classified Assets.

(i)    Except as Previously Disclosed, each Loan on the books and records of Feather River or any of its Subsidiaries was made and has been serviced in all material respects in accordance with its customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the Knowledge of Feather River, constitutes the legal, valid and binding obligation of the obligor named therein, subject to the Bankruptcy Exception.

(ii)    Feather River has Previously Disclosed as of the latest practicable date prior to the date of this Agreement: (A) any Loan under the terms of which the obligor is 30 or more days delinquent in payment of principal or interest, or to the Knowledge of Feather River, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by Feather River or any of its Subsidiaries, or an applicable regulatory authority; (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director or executive officer of Feather River or any of its Subsidiaries, or to the knowledge of Feather River, any Person controlling, controlled by or under common control with, any of the foregoing.

(iii)    Feather River has Previously Disclosed a list and description of all loan participations entered into between Feather River or any of its Subsidiaries and any third party which are reflected on the books and records of Feather River or any of its Subsidiaries. A true and complete copy of each document relating to each loan participation has been delivered to Plumas, with the exception of loan files for loans guaranteed or unguaranteed by the SBA or another Governmental Authority and sold in the ordinary course of business.

(t)    Properties. All real property owned or leased by Feather River or any of its Subsidiaries has been Previously Disclosed. Except as Previously Disclosed, with respect to such real property that is owned by Feather River or any of its Subsidiaries other than OREO, Feather River has good and marketable and insurable title, free and clear of all Liens, leases or other imperfections of title or survey, except (i) Permitted Encumbrances, (ii) Liens set forth in policies for title insurance of such properties delivered to Plumas, and including the matters Previously Disclosed, (iii) survey imperfections set forth in surveys of such properties delivered to Plumas or (iv) as Previously Disclosed. With respect to such real property that is leased by Feather River or any of its Subsidiaries, to the Knowledge of Feather River, Feather River has a good and marketable leasehold estate in and to such property (except for the matters described in clauses (i)-(iv) hereof). Feather River has delivered true, correct and complete copies of such lease(s), together with all amendments thereto, to Plumas; any such lease is in full force and effect and will not lapse or terminate prior to the Closing Date; neither Feather River nor any of its Subsidiaries nor, to Feather River’s Knowledge, the landlord thereunder, is in default of any of their respective obligations under any such lease and any such lease constitutes the valid and enforceable obligations of the parties thereto, except as enforceability may be limited by the Bankruptcy Exception; the transactions contemplated hereby will not require the consent of any landlord under any such lease, or such consent shall have been obtained; and, with respect to any mortgage, deed of trust or other security instrument which establishes a Lien on the fee interest in any real property subject to any such lease (which Lien is superior to such lease), Feather River or its Subsidiaries has the benefit of a non-disturbance agreement from the holder or beneficiary of such mortgage, deed of trust or other security instrument that provides that Feather River’s or its Subsidiaries’ use and enjoyment of the real property subject to such lease will not be disturbed as a result of the landlord’s default under any such mortgage, deed of trust or other security instrument, provided Feather River and its Subsidiaries are not in default of any of their obligations pursuant to any such lease beyond the expiration of any notice and cure periods. Except as Previously Disclosed, all real and personal property owned by Feather River or its Subsidiaries or presently used by any of them is in good condition (ordinary wear and tear excepted) and is sufficient to carry on their business in the ordinary course of business consistent with its past practices. Feather River and its Subsidiaries have good and marketable and insurable title, free and clear of all Liens to all of their material properties and assets, other than real property, except (i) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice, (ii) Permitted Encumbrances and (iii) as Previously Disclosed. All personal property which is material to Feather River’s or its Subsidiaries’ business and leased or licensed by Feather River or its Subsidiaries is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

(u)    Intellectual Property. Each of Feather River and its Subsidiaries own or possess valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks, trademarks and other intellectual property rights used in its businesses, free and clear of any material Liens, all of which have been Previously Disclosed by Feather River, and Feather River and its Subsidiaries have not received any written notice of conflict or allegation of invalidity with respect thereto or that asserts the intellectual property rights of others. To the Knowledge of Feather River, the operation of the business of Feather River and its Subsidiaries does not infringe or violate the intellectual property of any third party. Feather River and its Subsidiaries have performed in all material respects all the obligations required to be performed by them and they are not in default under any contract, agreement, arrangement or commitment related to any of the foregoing.

(v)    Fiduciary Accounts. Feather River and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in a manner that complies in all material respects with the terms of the governing documents and applicable Laws. Neither Feather River nor any of its Subsidiaries nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(w)    Books and Records. The books, records, systems, data and information of Feather River and its Subsidiaries (i) have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of Feather River and its Subsidiaries and (ii) are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Feather River, any of its Subsidiaries or their accountants (including all means of access thereto and therefrom). Feather River’s stock transfer books and Feather River’s register of restricted stock awards, true and complete copies of which have been provided to Plumas, are maintained according to applicable Law and, to Feather River’s knowledge, accurately reflect the holders of Feather River Common Stock and Feather River restricted stock awards, respectively, as of the date of this Agreement.

(x)    Insurance. Feather River has Previously Disclosed all of the material insurance policies, binders, or bonds currently maintained by Feather River or any of its Subsidiaries. Feather River and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of Feather River have reasonably determined to be prudent in accordance with industry practices; all of the material insurance policies, binders, or bonds currently maintained by Feather River and its Subsidiaries are in full force and effect; neither Feather River nor any of its Subsidiaries is in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(y)    Allowance For Loan Losses. Bank of Feather River’s allowance for loan losses is, and shall be as of the Closing Date, in compliance with its existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by GAAP, applicable Governmental Authorities and the Financial Accounting Standards Board and is adequate in all material respects under all such standards.

(z)    Transactions With Affiliates. All “covered transactions” between Bank of Feather River and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in material compliance with such provisions.

(aa)    Customer Relationships.

(i)    Each customer of Bank of Feather River has been in all material respects originated and serviced (1) in conformity with the applicable policies of Bank of Feather River (but subject to customary policy exceptions), (2) in accordance with the terms of any applicable agreement, contract, instrument, undertaking, note, or other legally binding commitment or obligation, whether written or oral, governing the relationship with such customer (each, a “Customer Contract”), (3) in accordance with any instructions received from such customer and his or her authorized representatives and authorized signers, (4) consistent with such customer’s risk profile; and (5) in compliance with all applicable Laws and Bank of Feather River’s constituent documents, including any policies and procedures adopted thereunder. Each Customer Contract has been duly and validly executed and delivered by Bank of Feather River and, to the Knowledge of Feather River, the other contracting parties; each such Customer Contract constitutes a valid and binding obligation of the parties thereto (except as enforceability may be limited by the Bankruptcy Exception); and Bank of Feather River and, to the Knowledge of Feather River, the other parties thereto have duly performed in all material respects their obligations thereunder.

(ii)    No Customer Contract provides for any material reduction of fees charged (or in other compensation payable to or from Bank of Feather River thereunder) by reason of this Agreement.

(iii)    Each account opening document, customer disclosure statement and other Customer Contract conforms in all material respects to the forms that Bank of Feather River has previously made available to Plumas.

(bb)    Transaction Expenses. Schedule 5.2(bb) sets forth a true, accurate and complete list of the reasonably anticipated Transaction Expenses as of the date of this Agreement.

(cc)    Fairness Opinion. The Feather River Board has received the written opinion of its financial advisor, ProBank Austin, to the effect that, subject to the factors, assumptions, qualifications and limitations set forth therein, as of the date of such opinion, the Merger Consideration is fair to the holders of Feather River Common Stock from a financial point of view.

(dd)    Representations Not Misleading. No statement contained in this Agreement, including the Disclosure Schedule, or any certificate furnished or to be furnished by or at the direction of Feather River to Plumas pursuant to the provisions of this Agreement, contains or shall contain any untrue statement of a material fact or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

(ee)    No Other Representations or Warranties. The representations and warranties of Feather River contained in this Section 5.2 as qualified by Feather River's Disclosure Schedule (and any updates thereto) constitute the sole and exclusive representations and warranties of Feather River to Plumas in connection with the transactions contemplated by this Agreement, and all other representations and warranties of any kind or nature, express or implied (including any relating to the future or historical financial condition, results or operations, prospects, business, assets or liabilities of Feather River or its Subsidiaries), whether made by Feather River, its Subsidiaries or any of their Affiliates or any of their respective shareholders, directors, officers, employees, agents, representatives, advisors or consultants are specifically disclaimed by Feather River. Feather River acknowledges and agrees that neither Plumas nor any other Person on behalf of Plumas has made or is making, and Feather River has not relied upon, any express or implied representation or warranty other than those contained in Section 5.3 as qualified by Plumas Disclosure Schedule.

5.3    Representations and Warranties of Plumas. Plumas hereby represents and warrants to Feather River that, except as Previously Disclosed:

(a)    Organization, Standing and Authority. Plumas is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. Plumas is duly registered with the Federal Reserve Board as a bank holding company under the BHCA and meets the applicable requirements for qualification as such. Plumas Bank is a bank duly organized and validly existing under the Laws of the State of California that is duly authorized by the DFPI to conduct business as a commercial bank. Each other Subsidiary of Plumas is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Plumas and each of its Subsidiaries is licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on Plumas. Plumas and each of its Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted, except where the failure to be so authorized would not materially impair the ability of Plumas to perform its obligations under this Agreement or otherwise materially impede consummation of the transactions contemplated hereby. The deposit accounts of Plumas Bank are insured by the FDIC, in the manner and to the maximum extent provided by applicable Law, and Plumas Bank has paid all deposit insurance premiums and assessments required by applicable Laws.

(b)    Corporate Power. Each of Plumas and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Plumas has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, in each case, subject to receipt of all necessary approvals of Governmental Authorities.

(c)    Corporate Authority.

(i)    This Agreement and the transactions contemplated hereby have been authorized and approved by all necessary corporate action of Plumas and its Subsidiaries on or prior to the date hereof and will remain in full force and effect through the Closing. Except as contemplated by this Agreement, no other corporate or shareholder action is necessary or required to authorize and approve this Agreement or the transactions contemplated hereby. Plumas has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Feather River, this Agreement is a valid and legally binding obligation of Plumas, enforceable in accordance with its terms (except as enforceability may be limited by the Bankruptcy Exception).

(ii)    The Plumas Board, by a unanimous vote thereof, has adopted resolutions (1) determining that this Agreement and the transactions contemplated herein, including the Merger, are fair to, and in the best interests of, Plumas and its shareholders, and (2) approving and declaring advisable this Agreement and the transactions contemplated hereby.

(d)    No Conflict. The execution and delivery by Plumas of this Agreement and the consummation of the transactions provided for in this Agreement (A) do not violate any provision of the Articles of Incorporation or Bylaws of Plumas or any other governing document of Plumas (assuming receipt of the required approval of any Governmental Authority) and (B) except for the receipt of required approvals of any Governmental Authority, do not require any consent of any Person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which Plumas or any of its Subsidiaries is a party or by which any of them is bound, or any Order to which Plumas or any of its Subsidiaries is subject, or constitute a default thereunder or result in the creation of any Lien upon any of the properties or assets of Plumas or any of its Subsidiaries (other than in the case of clause (B), where any such noncompliance, acceleration, default or breach, in the aggregate, would not have a Material Adverse Effect on Plumas).

(e)    Regulatory Approvals. No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or other third party are required to be made or obtained by Plumas or any of its Subsidiaries in connection with the execution, delivery or performance by Plumas of this Agreement or by Plumas Bank of the Bank Merger Agreement, or to consummate the transactions contemplated hereby, except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC and the DFPI, as required, (B) filings with the SEC and any state securities authorities, as applicable, in connection with the offer and sale of Plumas Common Stock in the Merger, (C) approval of listing of shares Plumas Common Stock to be issued in the Merger the Nasdaq Stock Market, and (D) the filing of (1) the Agreement of Merger with the Secretary of State of the State of California pursuant to the CGCL, (2) the Agreement of Merger, as certified by the Secretary of State of the State of California, with the Secretary of State of the State of Delaware pursuant to the DGCL and (3) the Bank Merger Agreement with the Secretary of State of the State of California and the DFPI pursuant to the CGCL and CFC.  As of the date hereof, Plumas is not aware of any reason why the approvals set forth above will not be received in a timely manner and without the imposition of a Burdensome Condition.

(f)    Capitalization. The number of shares and type of all authorized, issued and outstanding capital stock, options and other securities of Plumas (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of Plumas) has been set forth in the SEC Reports. All of the outstanding shares of capital stock of Plumas are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance in all material respects with all applicable federal and state securities Laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase any capital stock of Plumas. All of the outstanding shares of capital stock of each of Plumas’s Subsidiaries are owned by Plumas free and clear of any Liens and there are not outstanding Rights with respect to any shares of any Subsidiary’s capital stock. Except as specified in the SEC Reports: (i) no shares of Plumas’s outstanding capital stock are subject to preemptive rights or any other similar rights; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of Plumas or contracts, commitments, understandings or arrangements by which Plumas or a Subsidiary is or may become bound to issue additional shares of capital stock of Plumas or a Subsidiary or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of Plumas or a Subsidiary, other than those issued or granted pursuant to contracts or equity or incentive plans or arrangements described in the SEC Reports; (iii) there are no material outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of Plumas or a Subsidiary or by which Plumas or a Subsidiary is bound; and (iv) Plumas and each of its Subsidiaries have no liabilities or obligations required to be disclosed in the SEC Reports that are not so disclosed in the SEC Reports. The shares of Plumas Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.

(g)    SEC Reports. Plumas has timely filed all reports, schedules, forms, statements and other documents required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since December 31, 2019 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”). As of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of Plumas has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

(h)    Financial Statements. The financial statements of Plumas included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the balance sheet of Plumas and its consolidated Subsidiaries taken as a whole as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments, which would not be material, either individually or in the aggregate.

(i)    Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as disclosed in subsequent SEC Reports filed prior to the date hereof there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Plumas.

(j)    Regulatory Matters.

(i)    None of Plumas, its Subsidiaries, any of their respective Affiliates or any of their respective properties is a party to or is subject to any Order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from any Governmental Authority.

(ii)    Neither Plumas nor any of its Subsidiaries has been advised by, nor does either Plumas or any of its Subsidiaries have Knowledge of facts which could reasonably be expected to give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(iii)    Plumas and each of its Subsidiaries maintain appropriate enterprise risk management policies and procedures and implement appropriate compliance programs, including compliance with the Bank Secrecy Act and anti-money laundering requirements which have been reviewed and found satisfactory by the FDIC and any other Governmental Authority with jurisdiction over Plumas and each of its Subsidiaries.

(iv)    The most recent regulatory rating given to Plumas Bank as to compliance with the Community Reinvestment Act is “Satisfactory” or higher. Since the last regulatory examination of Plumas Bank with respect to Community Reinvestment Act compliance, Plumas Bank has not received any complaints as to its Community Reinvestment Act compliance.

(k)    Labor Matters. Plumas and its Subsidiaries are not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Plumas or its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Plumas or its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Plumas’s Knowledge, threatened, nor is Plumas or its Subsidiaries aware of any activity involving Plumas’s or its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Plumas and its Subsidiaries have paid in full all wages, salaries, commissions, bonuses, benefits and other compensation due to its employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other Law. Plumas and each of its Subsidiaries is in all material respects, in compliance with all COVID-19 Measures enacted in response to the COVID-19 pandemic, and has used reasonable best efforts to implement health and safety protocols at all worksites under the control of Plumas or any if its Subsidiaries, consistent with guidance issued by applicable United States federal, state and local health authorities.

(l)    Tax Matters. Plumas and each of its Subsidiaries have (a) filed all material Tax Returns that they are required to have filed, and all such Tax Returns are accurate, correct and complete in all material respects and (b) paid all material Taxes that they are required to have paid, other than Taxes currently payable without penalty or interest, or being contested in good faith by appropriate proceedings.

(m)    Insurance. Plumas and each of the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as Plumas believes to be prudent and customary in the businesses and locations in which Plumas and the Subsidiaries are engaged. Neither Plumas nor any of its Subsidiaries has received any notice of cancellation of any such insurance, nor, to Plumas’s Knowledge, will it or any Subsidiary be unable to renew their respective existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect on Plumas.

(n)    Legal Proceedings. There is no injunction, Order, judgment, decree or regulatory restriction of any Governmental Authority specifically imposed upon Plumas or any Subsidiaries or their respective assets which could or would prevent or delay the consummation of the transactions contemplated hereby by Plumas or its Subsidiaries.

(o)    No Brokers. No action has been taken by Plumas or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated hereby.

(p)    Regulatory Capital.Each of Plumas and Plumas Bank is, and will be immediately before and after the Effective Time, have regulatory capital ratios sufficient to be considered “Well-Capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)).

(q)    Representations Not Misleading. No statement contained in this Agreement, including the Disclosure Schedule, or any certificate furnished or to be furnished by or at the direction of Plumas to Feather River pursuant to the provisions of this Agreement, contains or shall contain any untrue statement of a material fact or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

(r)    Reorganization. Neither Plumas nor any of its Subsidiaries has taken any action or failed to take any action, or is aware of any fact or circumstance, in each case, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(s)    Sufficiency of Funds. Plumas has sufficient cash on hand or other sources of immediately available funds to enable it to timely pay the cash portion of the Merger Consideration and consummate the transactions contemplated by this Agreement. At the Effective Time, Plumas shall have sufficient authorized but unissued shares of Plumas Common Stock to consummate the Merger.

(t)    No Other Representations or Warranties. The representations and warranties of Plumas contained in this Section 5.3 as qualified by the Plumas' Disclosure Schedule (and any updates thereto) constitute the sole and exclusive representations and warranties of Plumas to Feather River in connection with the transactions contemplated by this Agreement, and all other representations and warranties of any kind or nature, express or implied (including any relating to the future or historical financial condition, results or operations, prospects, business, assets or liabilities of Plumas or its Subsidiaries), whether made by Plumas, its Subsidiaries or any of their Affiliates or any of their respective shareholders, directors, officers, employees, agents, representatives, advisors or consultants are specifically disclaimed by Plumas. Plumas acknowledges and agrees that neither Feather River nor any other Person on behalf of Feather River has made or is making, and Plumas has not relied upon, any express or implied representation or warranty other than those contained in Section 5.2 as qualified by Feather River's Disclosure Schedule.

ARTICLE VI

COVENANTS

6.1    Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Feather River, on the one hand, and Plumas, on the other hand, agree to use their reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other parties hereto to that end.

6.2    Regulatory Filings.

(a)    Subject to the other provisions of this Agreement, Plumas and Feather River shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated hereby; and any initial filings with Governmental Authorities shall be made by Plumas, as soon as reasonably practicable after the execution hereof. Plumas shall use reasonable best efforts to make any filings seeking approval to consummate the Merger within twenty (20) Business Days from the date of this Agreement.

(b)    Each party agrees, upon request, to furnish the other parties with all information concerning itself and its Subsidiaries and their respective directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries (if applicable) to any third party or Governmental Authority.

6.3    Press Releases. Plumas and Feather River shall consult with each other before issuing any press release with respect to the transactions contemplated hereby or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other parties, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other parties (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by the Laws of the securities exchange on which it trades, to the extent applicable.

6.4    Access; Information.

(a)    Upon reasonable notice from Plumas and subject to applicable Laws relating to the exchange of information, Feather River shall afford Plumas and its respective officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and advisors of Feather River and its Subsidiaries and to such other information relating to Feather River and its Subsidiaries as Plumas may reasonably request (subject to any reasonable restrictions imposed by Plumas or Feather River with respect to in-person access in light of COVID-19 concerns), and, during such period, it shall furnish to Plumas all information concerning the business, properties and personnel of Feather River and its Subsidiaries as Plumas may reasonably request. Upon reasonable notice from Feather River and subject to applicable Laws relating to the exchange of information, Plumas shall afford Feather River and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and advisors of Plumas and its Subsidiaries and to such other information relating to Plumas and its Subsidiaries as Feather River may reasonably request and, during such period, it shall furnish to Feather River all information concerning the business, properties and personnel of Plumas and its Subsidiaries as Feather River may reasonably request. Plumas will use its reasonable best efforts not to disrupt the normal business operations of Feather River or any of its Subsidiaries. Neither Feather River nor any of its Subsidiaries shall be required to provide access or disclose information where such access or disclosure would jeopardize attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, Order, judgement, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement provided that in any event, Feather River will work with Plumas in good faith to make appropriate substitute disclosure arrangements.

(b)    Feather River shall cooperate, and use its reasonable best efforts to cause its independent auditor to cooperate, at Feather River’s expense, with Plumas and its independent auditor in order to enable Plumas and its Affiliates to prepare financial statements, including, without limitation, pro forma financial information, for Feather River and its Subsidiaries that may be required by Plumas in connection with the filing of regulatory applications with Governmental Authorities or otherwise required in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Feather River agrees that it will execute and deliver, and cause its officers to execute and deliver (including former officers of Feather River after the Closing), such “representation” letters as are customarily delivered in connection with audits and as the independent auditors or Plumas may reasonably request under the circumstances. Feather River shall also undertake all commercially reasonable efforts to complete the audit of its consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) as of and for the year ended December 31, 2020 (the “2020 Audited Financial Statements”), as promptly as practicable after completion of the audit scheduled for March 29, 2021, but in no event later than April 30, 2021.

(c)    Feather River will furnish to Plumas a complete and accurate list as of the end of each calendar month following the date of this Agreement, within fifteen (15) Business Days after the end of each such calendar month, of (a) all periodic internal credit quality reports of Feather River and its Subsidiaries prepared during such calendar month (which reports will be prepared in a manner consistent with past practices), (b) all loans of Feather River or its Subsidiaries classified as non-accrual, as restructured, as ninety (90) days past due, as still accruing and doubtful of collection or any comparable classification, (c) all OREO, including in-substance foreclosures and real estate in judgment, (d) all new loans; (e) any current repurchase obligations of Feather River or its Subsidiaries with respect to any loans, loan participations or state or municipal obligations or revenue bonds and (f) any standby letters of credit issued by Feather River or its Subsidiaries. With respect to any loans or agreements or commitments to extend credit to one borrower that aggregate, with other loans to the same borrower, more than $500,000, Feather River shall deliver to Plumas, or make accessible to Plumas through remote communication, on or before delivery of such monthly credit reports, or as soon as practicable thereafter, copies of the documentation, or a summary of the documentation, that served as the basis for the decision to make such loan or extension of credit. During the period from the date of this Agreement to the Effective Time, Feather River and its Subsidiaries shall, upon the request of Plumas, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Plumas regarding its consolidated financial condition, operations and business and matters relating to the completion of the Merger, and will provide such access and support as is reasonably necessary for Plumas to perform audits of the consolidated financial condition, operations and business of Feather River and its Subsidiaries.

(d)    Feather River shall furnish Plumas with its balance sheets as of the end of each calendar month following the date of this Agreement and the related statements of income, within fifteen (15) Business Days after the end of each such calendar month. Such financial statements shall be prepared on a basis consistent with its quarterly unaudited financial statements and on a consistent basis during the periods involved and shall fairly present the consolidated financial position of Feather River as of the dates thereof and the consolidated results of operations of Feather River for the periods then ended. Feather River shall also provide to Plumas, promptly and in any event within fifteen (15) Business Days of the end of each month after the date of this Agreement, a listing of any increases in compensation granted to employees generally and to any management employee specifically, and a list of any employment terminations or new hires.

(e)    From time to time prior to the Effective Time, Feather River will promptly supplement or amend the Disclosure Schedule delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known on the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VII; provided, however, that the contents of any supplement or amendment shall not otherwise be deemed a breach of a representation or warranty, including for purposes of Section 8.1(b)(ii), unless such supplement or amendment contains a fact, circumstance or event that individually, or taken together with all other facts, circumstances and events has resulted in or has had, or is reasonably expected to have or result in a Material Adverse Effect. From time to time prior to the Effective Time, Plumas will promptly supplement or amend the Disclosure Schedule delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known on the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VII; provided, however, that the contents of any supplement or amendment shall not otherwise be deemed a breach of a representation or warranty, including for purposes of Section 8.1(b)(i), unless such supplement or amendment contains a fact, circumstance or event that individually, or taken together with all other facts, circumstances and events has resulted in or has had, or is reasonably expected to have or result in a Material Adverse Effect.

(f)    All information furnished pursuant to this Section 6.4 shall be subject to the provisions of the confidentiality agreement, dated as of July 27, 2020, between Plumas and Feather River (the “Confidentiality Agreement”).

(g)    No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

6.5    Acquisition Proposals; Change in Recommendation.

(a)    Subject to the provisions of this Section 6.5, Feather River will not, and will cause its Subsidiaries not to, and will instruct Feather River’s and its Subsidiaries’ respective officers, directors, employees and other agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative retained by Feather River or any of its Subsidiaries) (all of the foregoing, collectively, “Representatives”) not to, (i) initiate or solicit or Knowingly encourage any inquiries with respect to, or the making of, any Acquisition Proposal or take any other action designed to facilitate or that could reasonably be expected to result in, any inquiries or the making of any proposal or offer that could reasonably be expected to lead to any Acquisition Proposal or (ii) except as permitted in Section 6.5(b) below, (A) initiate or engage in negotiations or discussions with or provide any information or data to, any Person relating to an Acquisition Proposal or that could reasonably be expected to lead to any Acquisition Proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (C) approve, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase agreement, share exchange agreement, option agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal (other than a confidentiality agreement contemplated by Section 6.5(b)). Feather River shall, and shall direct each of its Representatives to, immediately cease any solicitations, discussions or negotiations with any Person (other than Plumas) conducted heretofore with respect to any Acquisition Proposal and promptly request return or destruction of confidential information related thereto.

(b)    Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Requisite Shareholder Approval, in the event that Feather River receives a bona fide Acquisition Proposal that is not solicited or received in violation of this Section 6.5, Feather River and the Feather River Board may participate in discussions or negotiations with, or furnish any information to, any Person making such Acquisition Proposal and its agents and representatives or potential sources of financing if the Feather River Board determines in good faith, after consultation with its counsel and financial advisor, that such Person is reasonably more likely than not to submit to Feather River a Superior Proposal and that failure to take such action would reasonably be expected to be inconsistent with the Feather River Board’s fiduciary duties, provided that Feather River provides 48 hours prior written notice of its decision to take such actions to Plumas and identifying the Person making the proposal and all the material terms and conditions of such proposal and compliance with this Section 6.5, and provided further, that Feather River first enters into a confidentiality agreement with such Person on terms that are substantially similar to the confidentiality provisions of the Confidentiality Agreement and that any nonpublic information concerning Feather River and its Subsidiaries provided to such Person, to the extent not previously provided to Plumas, is promptly provided to Plumas.

(c)    Feather River will promptly (and in any event within 24 hours) notify Plumas of any inquiries, proposals or offers with respect to an Acquisition Proposal received by Feather River, its Subsidiaries or its Representatives, which notice shall include the material terms of and identity of the Person(s) making such Acquisition Proposal. Feather River will keep Plumas informed, on a current basis, of the status and material terms and conditions of any such Acquisition Proposal and of any material amendments or proposed material amendments thereto and will promptly notify Plumas of any determination by the Feather River Board that such Acquisition Proposal constitutes a Superior Proposal.

(d)    Neither Feather River nor the Feather River Board shall (i) endorse or recommend a Superior Proposal, (ii) modify or amend in a manner adverse to Plumas or withdraw its recommendation that the shareholders of Feather River vote in favor of the approval and adoption of this Agreement, the Merger and the transactions contemplated by this Agreement, or (iii) take any other action or make any other public statement in connection with the Feather River Shareholder Meeting inconsistent with such recommendation ((i), (iii) or (iii) being referred to as a “Change in Recommendation”). Notwithstanding the foregoing, Feather River and the Feather River Board shall be permitted to effect a Change in Recommendation if and only to the extent that: (i) Feather River shall have complied in all respects with this Section 6.5 and Section 6.7; (ii) the Feather River Board determines in good faith, after consultation with its financial advisor and based on the advice of its outside legal counsel, that failure to take such action would reasonably be inconsistent with the Feather River Board’s fiduciary duties, and (iii) if the Feather River Board intends to effect a Change in Recommendation following an Acquisition Proposal, (A) the Feather River Board shall have concluded in good faith, after giving effect to all of the adjustments which may be offered by Plumas pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) Feather River shall notify Plumas, at least four (4) Business Days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the Person making such Acquisition Proposal) and furnish to Plumas a copy of the relevant proposed transaction agreements with the Person making such Superior Proposal and all other material documents, and (C) prior to effecting such a Change in Recommendation, Feather River shall, during the period following Feather River’s delivery of the notice referred to in clause (B) above, negotiate with Plumas in good faith for a period of up to four (4) Business Days (to the extent Plumas desires to negotiate) to make such adjustments in the terms and condition of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. Notwithstanding anything to the contrary contained herein, Feather River shall not enter into an agreement providing for an Acquisition Proposal or submit to the vote of its shareholders any Acquisition Proposal other than the Merger unless this Agreement has been terminated in accordance with its terms.

(e)    Feather River agrees that any violation of this Section 6.5 by any Subsidiary or any Affiliate or Representative of Feather River or any of its Subsidiaries shall be deemed a breach of this Section 6.5 by Feather River. Feather River acknowledges that this Section 6.5 is a significant inducement for Plumas to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the consideration to be paid to shareholders of Feather River in the Merger, or (ii) a failure to induce Plumas to enter into this Agreement.

(f)    Nothing contained herein shall relieve, alter or suspend the responsibilities and obligations of the Persons signing Support Agreements under such agreements, and none of such Persons shall be entitled to vote their shares of Feather River Common Stock in favor of any Superior Proposal.

6.6    SEC Registration Statement; Proxy Statement/Prospectus.

(a)    Preparation and Filing of Registration Statement.

(i)    Plumas shall file a registration statement on Form S-4 with the SEC (the “Registration Statement”) for purposes of registering, under the Securities Act, the offer and sale of the shares of Plumas Common Stock pursuant to this Agreement, including a proxy statement/prospectus constituting a part thereof (the “Proxy Statement/Prospectus”), which shall constitute a prospectus for the offer and issuance of the shares of Plumas Common Stock to be received by holders of Feather River Common Stock in the Merger and a proxy statement for the solicitation of proxies by Feather River with respect to the approval of this Agreement and the transactions contemplated hereby (including the Merger), as promptly as practicable after the date of this Agreement.

(ii)    Plumas and Feather River shall each cooperate in all reasonable respects with regard to the preparation of the Registration Statement and the Proxy Statement/Prospectus and each shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter Feather River shall mail the Proxy Statement/Prospectus to the holders of Feather River Common Stock.

(iii)    Plumas and Feather River shall each provide promptly to the other such information concerning its business and financial condition and affairs as may be required or appropriate for including in the Registration Statement or in the Proxy Statement/Prospectus, and shall cause its legal counsel, financial advisors and independent auditors to cooperate with the other party’s legal counsel, financial advisors and independent auditors in the preparation of the Registration Statement and the Proxy Statement/Prospectus. Plumas and Feather River each agrees, for itself and its Subsidiaries, that (A) the Registration Statement will not, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case with respect to the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Registration Statement, and (B) the Proxy Statement/Prospectus and any amendment or supplement thereto will not, at the date of mailing to Feather River shareholders and at the time of the Feather River Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case with respect to the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement/Prospectus. Plumas and Feather River will cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. Each of Plumas and Feather River further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Registration Statement or the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein, under the circumstances in which they were made, not false or misleading, it will promptly inform the other party thereof and take, or assist with, the necessary steps to correct the Registration Statement or the Proxy Statement/Prospectus (as the case may be).

6.7    Requisite Shareholder Approval.

(a)    Feather River, acting through the Feather River Board, shall, in accordance with applicable Law:

(i)    duly call, give notice of, convene and hold a meeting of its shareholders (the “Feather River Shareholder Meeting”) as soon as practicable, but not later than 45 days, after the Registration Statement and the Proxy Statement/Prospectus (forming a part of the Registration Statement) become effective with the SEC for the purpose of approving and adopting this Agreement, the Merger, and the transactions contemplated hereby;

(ii)    require no greater than the minimum vote of the capital stock of Feather River required by applicable Law in order to approve this Agreement, the Merger and the transactions contemplated hereby;

(iii)    subject to a Change in Recommendation in accordance with Section 6.5, include in the Proxy Statement/Prospectus the recommendation of the Feather River Board that the shareholders of Feather River vote in favor of the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby; and

(iv)    cause the Proxy Statement/Prospectus to be mailed to the shareholders of Feather River as soon as practicable after the Registration Statement and the Proxy Statement/Prospectus (forming a part of the Registration Statement) become effective with the SEC, and use its reasonable best efforts to obtain the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby by shareholders holding at least the minimum number of shares of Feather River Common Stock entitled to vote at the Feather River Shareholder Meeting necessary to approve the foregoing under applicable Law, including by soliciting proxies to vote in favor of such proposal. The letter to shareholders, notice of meeting, the Proxy Statement/Prospectus of Feather River and form of proxy to be distributed to shareholders in connection with the Merger and this Agreement shall be in form and substance reasonably satisfactory to Plumas.

(b)    Notwithstanding anything to the contrary contained in this Agreement, Feather River shall not be required to hold the Feather River Shareholder Meeting if this Agreement is terminated pursuant to Section 8.1 prior to the scheduled time of the Feather River Shareholder Meeting.

6.8    NASDAQ Listing. Plumas shall use its reasonable best efforts to cause the shares of Plumas Common Stock issuable in connection with the Merger to be authorized for listing on the NASDAQ Global Market as of the Effective Time.

6.9    Certain Policies. Prior to the Closing Date, Feather River shall, and shall cause its Subsidiaries to, consistent with GAAP and applicable banking Laws, to the extent reasonably requested by Plumas, modify or change their loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Plumas; provided, however, that no such modifications or changes shall (a) be made prior to the satisfaction of the condition set forth in Section 7.1(a), (b) require any prior filing with any Governmental Authority, (c) violate any Law applicable to Feather River or its Subsidiaries, (d) adversely affect the calculation of the Merger Consideration and further provided that in any event, no accrual or reserve made by Feather River or any of its Subsidiaries pursuant to this Section 6.9 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Feather River or its management with any such adjustments.

6.10    Notification of Certain Matters. Feather River shall give prompt notice to Plumas, and Plumas shall give prompt notice to Feather River, of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to such party, to result in any Material Adverse Effect with respect to such party, (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, or (iii) is reasonably likely to lead to litigation or regulatory action that would delay or prevent the consummation of the transactions contemplated by this Agreement.

6.11    Estoppel Letters and Consents. Feather River shall use its reasonable best efforts to obtain and deliver to Plumas at the Closing with respect to all real estate (i) owned by Feather River or any of its Subsidiaries, an estoppel letter dated as of the Closing Date in a form reasonably acceptable to Plumas from each tenant and (ii) leased by Feather River or any of its Subsidiaries, an estoppel letter dated as of the Closing Date in a form reasonably acceptable to Plumas from each lessor to the extent required by the applicable lease. Feather River shall also obtain the waiver, approval and/or consents to assignment for all Material Contracts so identified as requiring consent on the Disclosure Schedules (the “Consents”). Where required by Law or by agreements with third parties, Feather River shall use reasonable best efforts to obtain from third parties, prior to the Closing Date, all other consents to the transactions contemplated by this Agreement.

6.12    Antitakeover Statutes. Each of Plumas and Feather River and their respective boards of directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the transactions contemplated hereby, take all action reasonably necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.

6.13    Notice to Customers. On and after the receipt of all regulatory approvals required to consummate the transactions contemplated hereby, Feather River shall, and shall cause its Subsidiaries to, permit Plumas to provide one or more written notices (which may be joint notices from Plumas and Feather River) to customers of Feather River and its Subsidiaries to describe the proposed transactions, the effect on customers and planned transition procedures. Feather River shall have the right to review and approve the substance of any such communications, provided that Feather River shall not unreasonably withhold, delay or condition its approval.

6.14    Indemnification; Directors and Officers Insurance.

(a)    From and after the Effective Time, Plumas shall indemnify and hold harmless, to the fullest extent permitted under applicable Law (and shall also advance expenses as incurred to the fullest extent permitted under applicable Law and the Feather River Charter and Feather River Bylaws), each present and former director and officer of Feather River and Bank of Feather River (in each case, when acting in such capacity), determined as of the Effective Time (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification by Plumas.

(b)    Any Indemnified Party wishing to claim indemnification under Section 6.14(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Plumas; provided that failure to so notify will not affect the obligations of Plumas under Section 6.14(a) unless and to the extent that Plumas is actually and materially prejudiced as a consequence.

(c)    Prior to the Effective Time, Feather River shall, or if Feather River is unable to, Plumas as of the Effective Time shall, obtain and fully pay for “tail” insurance (providing only for the Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for Feather River) with a claims period of at least six (6) years from and after the Effective Time with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable to the Indemnified Parties as Feather River’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall Feather River expend for “tail” insurance policies a premium amount in excess of 200% of the annual premiums on Feather River’s existing policies as of the date of this Agreement (the “Maximum Amount”). If the parties for any reason fail to obtain such “tail” insurance policies as of the Effective Time, Plumas shall continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable to the Indemnified Parties as provided in Feather River’s existing policies as of the date of this Agreement, or Plumas shall purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable to the Indemnified Parties as provided in Feather River’s existing policies as of the date of this Agreement; provided, however, that in no event shall the parties be required to expend for such policies an annual premium amount in excess of the Maximum Amount; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Plumas or Feather River shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d)    The provisions of this Section 6.14 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party as if he or she were a party to this Agreement.

6.15    Benefit Plans.

(a)    At the Effective Time, Feather River shall, and shall cause its Subsidiaries to, terminate any and all 401(k) plans maintained by any of them, or terminate participation in any multiple employer plans administered by Paychex, and any other Feather River Benefit Plans that Plumas may specify to Feather River at least 30 days prior to the Effective Time. Prior to the Effective Time, Feather River shall, and shall cause its Subsidiaries to, take all action necessary to fully vest participants in their account balances under any and all 401(k) plans maintained by any of them. The parties will use reasonable best efforts to ensure that each Former Feather River Employee who receives an “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) from a Feather River Benefit Plan will be eligible to rollover such distribution, including any participant loan thereunder, into an account established under a tax-qualified defined contribution plan that is maintained by Plumas, but subject to the terms and conditions governing the acceptance of rollover contributions by the recipient plan.

(b)    Plumas agrees that as of and following the Effective Time, the employees of Feather River and its Subsidiaries as of the Effective Time who continue to be employed by Plumas Bank after the Effective Time or who are offered and who accept employment with Plumas Bank (collectively, the “Former Feather River Employees”) shall be eligible to participate in the employee benefit plans of Plumas Bank in which the similarly situated employees of Plumas Bank participate, to the same extent as such similarly situated employees of Plumas Bank participate.

(c)    With respect to each employee benefit plan, program or arrangement of Plumas or Plumas Bank of general applicability (the “Plumas Benefit Plans”), Plumas agrees that for purposes of determining eligibility to participate, vesting and benefits (other than benefit accruals under any defined benefit pension plan), service with Feather River and its Subsidiaries shall be treated as service with Plumas Bank; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. To the extent permitted by any insurer of an Plumas Benefit Plan, Plumas shall cause such Plumas Benefit Plan to waive: (i) any pre-existing condition restriction that did not apply under the terms of any analogous Feather River Benefit Plan immediately prior to the Effective Time; and (ii) any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to a Former Feather River Employee on or after the Effective Time to the extent such Former Feather River Employee had satisfied any similar limitation or requirement under an analogous Feather River Benefit Plan prior to the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Plumas Benefit Plan; provided, however, if any Former Feather River Employee is denied or delayed coverage Plumas shall pay (subject to employee contribution requirements) for such Former Feather River Employee’s COBRA coverage.

(d)    After the Effective Time, Plumas (or Feather River through its payroll process directed by Plumas immediately prior to the Effective Time) will provide a severance benefit to each employee of Feather River who was employed immediately before the Effective Time (except for any employee who is a party to any written agreement relating to severance which agreement has been provided to Plumas or who enters into an employment agreement with Plumas or Plumas effective on or after the Closing Date) and whose employment is terminated involuntarily (either at or within 12 months after the Closing Date), other than for “Cause” (as defined below), in a lump sum payment equal to four weeks of such employee’s regularly scheduled base salary or base wages at the time of termination of employment plus an additional two weeks salary for every year of completed service before the Closing Date (prorated for partial year), up to a maximum of eight weeks in the aggregate. For purposes of this Section 6.15(d), “Cause” shall mean the employee’s gross negligence or misconduct in the performance of employee’s duties, breach of fiduciary duty or duty of loyalty, commission of an act of fraud, embezzlement, misappropriation or theft in the course of employee’s employment, or the violation of any Law (other than traffic violations or similar minor offenses that do not harm the reputation of Plumas or Feather River).

(e)    Notwithstanding anything to the contrary contained herein, this Section 6.15 shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.15. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Feather River Benefit Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Plumas, or (ii) confer upon any current or former employee or other service provider of Feather River or its Subsidiaries any right to employment or continued employment or continued service with Plumas or Plumas Bank or constitute or create an employment or agreement with, or modify the at-will status of any, employee or other service provider.

6.16    Appointment of Director. Plumas agrees that effective no later than immediately prior to the Effective Time, Plumas shall, and shall cause Plumas Bank to, take all action necessary to appoint or elect, effective as of the Effective Time, one new director to each of the Plumas Board and the Plumas Bank Board, such new director to be selected from Feather River’s existing directors, mutually agreeable to Plumas and Feather River and capable as qualifying as an independent director under both the rules of the Nasdaq Stock Market applicable to directors and members of all committees of the board of directors and Plumas’s applicable governance policies. Such individual shall serve until the first annual meeting of shareholders of Plumas and Plumas Bank following the Effective Time and until his or her successor is elected and qualified. Plumas shall include such individual on the list of nominees for director presented by the Plumas Board and for which the Plumas Board shall solicit proxies at the first annual meeting of shareholders of Plumas following the Effective Time and shall cause the individual to be reelected to the Plumas Bank Board at the first annual meeting of shareholders of Plumas Bank following the Effective Time, provided that such nomination, solicitation and reelection would not violate the fiduciary duties of the Plumas Board.

6.17    Transaction Expenses. Based upon the final bills or estimates of such final bills, unless otherwise directed by Plumas, Feather River and its Subsidiaries shall have paid or accrued for (i) all severance benefits to employees of Feather River and its Subsidiaries, whether under an employment agreement, arrangement or otherwise, where the employee’s employment with Feather River or any of its Subsidiaries will terminate as of the Effective Time; (ii) payments for retention incentives to employees of Feather River and its Subsidiaries approved by Plumas that will be made on or prior to the Effective Time; (iii) all Professional Expenses; (iv) the cost of purchasing the D&O Insurance as provided for in Section 6.14(c); (v) any termination fees payable under Material Contracts as to which Plumas and Feather River have provided their agreement to terminate as of the Effective Time or such other time as may be appropriate; (vi) fees incurred on or prior to the Effective Time for the conversion of Feather River data processing systems to Plumas systems; and (vii) the costs of any application, printing, mailing or other fees related to the Merger, including the cost of printing and mailing of the Proxy Statement/Prospectus to the shareholders of Feather River (collectively, the “Transaction Expenses”) in full prior to the Effective Time. Feather River shall update Schedule 5.2(bb) to reflect all such Transaction Expenses, and Plumas shall have received written evidence from Feather River to such effect prior to the Effective Time.

6.18    Reorganization. Neither Feather River nor Plumas will take any action, or fail to take any action, that would prevent the Merger from qualifying as a reorganization pursuant to Section 368(a) of the Code.

6.19    Acknowledgment of Plumas.

(a)    Plumas acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of Feather River and its Subsidiaries, and, in making their determination to proceed with the transactions contemplated by this Agreement, it has relied solely on the results of its own independent investigation and verification and the representations and warranties of Feather River expressly and specifically set forth in Section 5.2 as qualified by Feather River's Disclosure Schedule (and any updates thereto). Such representations and warranties by Feather River constitute the sole and exclusive representations and warranties of Feather River in connection with the transactions contemplated hereby, and Plumas understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, prospects, business, assets or liabilities of Feather River or its Subsidiaries), whether made by Feather River, any of its Subsidiaries or Affiliates or any of their respective Representatives, are specifically disclaimed by Feather River. Feather River does not make or provide, and Plumas hereby waives, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of Feather River’s assets or any part thereof. Plumas specifically acknowledges and agrees that, other than the representations set forth in Section 5.2, none of Feather River, its Subsidiaries, or any other Person (including, any shareholder, director, officer, employee or agent of any of the foregoing, whether in any individual, corporate, or any other capacity) is making, and Plumas is not relying on, any representations, warranties, or other statements of any kind whatsoever, whether oral or written, express or implied, statutory or otherwise, as to any matter concerning Feather River, its Subsidiaries, the business, this Agreement or the transactions contemplated hereby, or the accuracy or completeness of any other information provided to (or otherwise acquired by) Plumas or any of its Representatives.

(b)    In connection with its investigation of Feather River, Plumas may have received or may receive from Feather River certain projections, forward looking statements and other forecasts. Plumas acknowledges that there are uncertainties inherent in attempting to make such projections, forward looking statements and other forecasts, that they are familiar with such uncertainties, that they are taking full responsibility for making their own evaluation of the adequacy and accuracy of all projections, forward looking statements and other forecasts so furnished to it (including the reasonableness of the assumptions underlying such projections, forward looking statements and other forecasts), and that none of Plumas or any of its respective Affiliates or any of their respective Representatives, whether in an individual, corporate or any other capacity, will have or be subject to any liability or obligation to Plumas or any other Person resulting from the distribution or use of, or reliance on, any information, documents, projections, forecasts or other material made available to Plumas in expectation of, or in connection with, the transactions contemplated by this Agreement, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at Law or in equity, or otherwise.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE TRANSACTION

7.1    Conditions to Each Party’s Obligation to Consummate the Merger. The respective obligation of each of the parties hereto to consummate the transactions contemplated hereby (the “Closing”) is subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the parties hereto prior to the Closing Date, of each of the following conditions:

(a)    Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, including, but not limited to, the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such approvals shall contain any conditions, restrictions or requirements following the Merger on the operations of Plumas or Plumas Bank which, individually or in the aggregate and in the reasonable judgment of Plumas, would, or could reasonably be expected to (i) materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement or otherwise would, in the reasonable judgment of Plumas, be so materially burdensome as to render inadvisable the consummation of the transactions contemplated by this Agreement; or (ii) require a material modification of, or impose any material limitation or restriction on, the post-Merger the activities, governance, legal structure, compensation, or fee arrangements of Plumas or any of its Affiliates to such a degree that Plumas would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof (any such condition, restriction or requirement, a “Burdensome Condition”).

(b)    No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other Order (whether temporary, preliminary or permanent) which is in effect and prohibits or makes illegal consummation of the transactions contemplated hereby.

(c)    Corporate Approvals. This Agreement, the Merger and the transactions contemplated herein shall have been duly approved by (i) the Feather River Board, (ii) the affirmative vote of the holders of a majority of the outstanding shares of Feather River Common Stock, and (iii) the Plumas Board. The Bank Merger Agreement shall have been duly approved by the board of directors of each of Plumas Bank and Bank of Feather River and their respective shareholders.

(d)    Effectiveness of Registration Statement. The Registration Statement shall have been declared effective by the SEC pursuant to the Securities Act and the Registration Statement shall not be subject to any stop order, and no action, suit, proceeding or investigation seeking a stop order or to suspend effectiveness of the Registration Statement shall have been initiated and be continuing or have been threatened in writing and be unresolved.

(e)    Nasdaq Listing. The shares of Plumas Common Stock to be issued pursuant to this Agreement shall have been approved for listing on the Nasdaq Global Select Market.

7.2    Conditions to Obligations of Feather River. The obligations of Feather River to consummate the transactions contemplated hereby are also subject to the fulfillment or written waiver by Feather River prior to the Closing Date of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Plumas set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect; provided that the representations and warranties of Plumas set forth in the first sentence of Section 5.3(a), Section 5.3(b), Section 5.3(c)(i), and Section 5.3(d)(A) shall be true and correct as of such dates in all respects, and Feather River shall have received a certificate or certificates, dated as of the Closing Date, signed on behalf of Plumas by the Chief Executive Officer and the Chief Financial Officer of Plumas, to such effect.

(b)    Performance of Obligations of Plumas. Plumas shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Feather River shall have received a certificate or certificates, dated as of the Closing Date, signed on behalf of Plumas by the Chief Executive Officer and the Chief Financial Officer of Plumas, to such effect.

(c)    No Material Adverse Effect. There shall not have occurred any event, circumstance, change, occurrence or state of facts that, individually or in the aggregate with all such other events, circumstances, changes occurrences or states of facts, has resulted in or would reasonably be expected to result in, a Material Adverse Effect on Plumas.

(d)    Tax Opinion. Feather River shall have received the opinion of Stinson LLP, in form and substance reasonably satisfactory to Feather River, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Plumas, Plumas Bank, Feather River and Bank of Feather River reasonably satisfactory in form and substance to such counsel.

(e)    Other Actions. Plumas shall have furnished Feather River with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.2 as Feather River may reasonably request.

7.3    Conditions to Obligation of Plumas. The obligations of Plumas to consummate the Merger and the other transactions contemplated hereby is also subject to the fulfillment or written waiver by Plumas prior to the Closing Date of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Feather River set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, provided that the representations and warranties of Feather River set forth in the first sentence of Section 5.2(a), Section 5.2(b), Section 5.2(e)(i), Section 5.2(g)(A) and Section 5.2(m) shall be true and correct as of such dates in all respects, and Plumas shall have received a certificate, dated as of the Closing Date, signed on behalf of Feather River by the Chief Executive Officer and the Chief Financial Officer of Feather River, to such effect.

(b)    Performance of Obligations of Feather River. Feather River shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Plumas shall have received a certificate, dated as of the Closing Date, signed on behalf of Feather River by the Chief Executive Officer and the Chief Financial Officer of Feather River, to such effect.

(c)    Estoppel Letters and Consents. Feather River shall have delivered fully executed estoppel letters and Consents as provided in Section 6.11.

(d)    FIRPTA Certificate. Feather River shall have delivered to Plumas a properly executed statement from Feather River that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1), dated as of the Closing Date and in form and substance satisfactory to Plumas.

(e)    No Material Adverse Effect. There shall not have occurred any event, circumstance, change, occurrence or state of facts that, individually or in the aggregate with all such other events, circumstances, changes occurrences or states of facts, has resulted in or would reasonably be expected to result in, a Material Adverse Effect on Feather River.

(f)    Dissenting Shares. The aggregate number of shares of Feather River Common Stock with respect to which the holders thereof have exercised and not withdrawn their appraisal rights or dissenters’ rights shall not exceed in the aggregate ten percent (10%) of the number of outstanding shares of Feather River Common Stock.

(g)    Tax Opinion. Plumas shall have received the opinion of Sheppard, Mullin, Richter & Hampton, LLP, in form and substance reasonably satisfactory to Plumas, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Plumas, Plumas Bank, Feather River and Bank of Feather River reasonably satisfactory in form and substance to such counsel.

(h)    Other Actions. Feather River shall have furnished Plumas with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.3 as Plumas may reasonably request.

ARTICLE VIII

TERMINATION

8.1    Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time as follows, and in no other manner:

(a)    Mutual Consent. By the mutual consent in writing of Plumas and Feather River.

(b)    Breach.

(i)    By Feather River, if Feather River is not in material breach of any of the terms of this Agreement, in the event of a material breach by Plumas of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be cured without material delay to the transaction or has not been cured, or the breaching party has not commenced to cure such breach, within fifteen (15) Business Days after the giving of written notice to the breaching party or parties of such breach, and (ii) would entitle Feather River not to consummate the transactions contemplated hereby under Section 7.2(a) or (b).

(ii)    By Plumas, if Plumas is not in material breach of any of the terms of this Agreement, in the event of a material breach by Feather River of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be cured without material delay to the transaction or has not been cured, or Feather River has not commenced to cure such breach, within fifteen (15) Business Days after the giving of written notice to the breaching party of such breach, and (ii) would entitle Plumas not to consummate the transactions contemplated hereby under 7.3(a) or (b).

(c)    Delay. By Plumas, on the one hand, or Feather River, on the other hand, in the event that the Merger is not consummated by November 30, 2021, except to the extent that the failure of the Merger to be consummated by such date shall be due to the failure of the party or parties seeking to terminate pursuant to this Section 8.1(c) to perform or observe the covenants and agreements of such party or parties set forth in this Agreement

(d)    No Regulatory Approval. (i) By Plumas, on the one hand, or Feather River, on the other hand, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated hereby shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, or (ii) by Plumas in the event the approval of any Governmental Authority required for consummation of the transactions contemplated hereby will not be granted without the imposition of a Burdensome Condition; provided, however, that Plumas shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(ii) if such denial shall be due to the failure of Plumas to perform or observe the covenants of such party or parties set forth herein.

(e)    Feather River Shareholder Approval. By Feather River or Plumas, if this Agreement and the Merger are not approved by the Requisite Vote at the Feather River Shareholder Meeting (including any adjournments or postponements thereof); provided, however, that Feather River may not terminate this Agreement pursuant to this Section 8.1(e) if Feather River has breached in any material respect any of its obligations under this Agreement, or any executive officer or director has breach in any material respect any of his or her obligation under his or her Support Agreement, in each case in a manner that caused the failure to obtain the approval of the Feather River shareholders at the Feather River Shareholder Meeting or at any adjournment or postponement thereof.

(f)    Superior Proposal. By Feather River prior to obtaining the Requisite Vote at the Feather River Shareholder Meeting or at any adjustment or postponement thereof, provided that Feather River (i) has not breached Section 6.5, (ii) receives an unsolicited bona fide written Superior Proposal from any Person that is not withdrawn, (iii) pays Plumas the Termination Fee and any other amounts that may be payable to Plumas pursuant to Section 8.2 in immediately available funds and (iv) simultaneously or substantially simultaneously with such termination Feather River enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal.

(g)    Breach Involving Acquisition Proposal; Change of Recommendation. By Plumas if the Feather River Board (or any committee) shall have effected a Change in Recommendation or Feather River has violated the provisions of Section 6.5.

(h)    Notice of Termination. In the event a party elects to effect any termination pursuant to Section 8.1(b) through 8.1(g) above, it shall give written notice to the other parties hereto specifying the basis for such termination.

8.2    Liabilities and Remedies; Liquidated Damages; Expense Reimbursement.

(a)    If this Agreement is terminated pursuant to the provisions of Section 8.1 hereof, then no party to this Agreement will have any further liability or obligation under this Agreement; provided, however, that (i) no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement or any actual and intentional misrepresentation of a material existing fact with respect to any representation or warranty in Section 5.2 or Section 5.3, made by such party; and (ii) the provisions of this Section 8.2 and Article IX shall survive any such termination.

(b)    In the event this Agreement is terminated pursuant to Section 8.1(f) or Section 8.1(g), then within five (5) Business Days of receipt of written notice of such termination, Feather River shall be obligated to pay Plumas, as the sole and exclusive remedy of Plumas under this Agreement, in immediately available funds, (x) $675,000 (the “Termination Fee”) as agreed upon liquidated damages plus (y) the documented and reasonable out-of-pocket expenses incurred by Plumas or any of its Affiliates (which shall include documented and reasonable fees and expenses of financial advisors, outside legal counsel, accountants and consultants) in connection with this Agreement and the transactions contemplated herein, in an amount not to exceed $300,000 In order to obtain the benefit of the liquidated damages provided in this Section 8.2(b), Plumas shall be required to execute a waiver of their rights under Section 8.2(a) above, and shall not have enforced any right that it might have under Section 8.2(a) hereof.

(c)    In the event this Agreement is terminated by Plumas pursuant to Section 8.1(b)(ii) following a willful breach by Feather River and within twelve (12) months after such termination, Feather River or Bank of Feather River enter into a definitive agreement to effect, or consummates, an Acquisition Proposal, Feather River shall be obligated to pay to Plumas, as the sole and exclusive remedy of Plumas under this Agreement, within five (5) Business Days of the entry into such definitive agreement, an amount in immediately available funds equal to (x) the Termination Fee as agreed upon liquidated damages plus (y) the documented and reasonable out-of-pocket expenses incurred by Plumas or any of its Affiliates (which shall include documented and reasonable fees and expenses of financial advisors, outside legal counsel, accountants and consultants) in connection with this Agreement and the transactions contemplated herein, to the extent not previously paid in accordance with this Section 8.2, in an amount not to exceed $300,000. In order to obtain the benefit of the liquidated damages and expense reimbursement provided in this Section 8.2(d), Plumas shall be required to execute a waiver of their rights under Section 8.2(a) above, and shall not have enforced any right that it might have under Section 8.2(a) hereof.

(d)    With respect to the liquidated damages provided in this Section, the parties hereto agree that it would be impracticable or extremely difficult to fix actual damages. Each party acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties would not enter into this Agreement; accordingly, if the party that owes a payment pursuant to this Section 8.2 fails to promptly pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, another party commences a suit that results in a final, nonappealable judgment against such owing party for the applicable amount set forth in this Section 8.2 or any portion of such fee, such owing party shall pay to the other party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate published in The Wall Street Journal on the date such payment was required to be made through the date of payment. The fees described in this Section 8.2 shall be the exclusive remedy for a termination as specified in Section 8.2(b) or Section 8.2(c) and shall be in lieu of damages incurred in the event of any such termination of this Agreement.

(e)    In the event of a material breach by any party of any of its covenants or agreements contained herein, any other party shall be entitled, without terminating this Agreement, to specifically enforce the terms of this Agreement against the breaching party. Each party acknowledges that there is not an adequate remedy at law to compensate the other party relating to the non-consummation of the Merger. To this end, each party, to the extent permitted by law, irrevocably waives any defense it might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief or other equitable relief.

ARTICLE IX

MISCELLANEOUS

9.1    Non Survival of Representations, Warranties, Covenants and Agreements. No representations, warranties, covenants and agreements of the parties hereto set forth in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their terms are to be performed in whole or in part after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than this Article IX, Section 6.4(f), Section 6.14, Section 6.15 and Section 8.2, which shall survive such termination).

9.2    Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement.

9.3    Counterparts. This Agreement may be executed in one or more counterparts and all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart. A facsimile or electronic scan in "PDF" format of a signed counterparty of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

9.4    Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction.

9.5    Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.5.

9.6    Expenses. Except as otherwise provided for in Section 8.2, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement or any actual and intentional misrepresentation of a material existing fact with respect to any representation or warranty in Section 5.2 or Section 5.3, made by such party.

9.7    Notices. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by facsimile transmission or electronic mail, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery, facsimile transmission or electronic mail, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to Plumas:

Plumas Bancorp
5050 Meadowood Mall Circle
Reno, Nevada 89502
Attention: Richard Belstock, Chief Financial Officer
E-mail: richard.belstock@plumasbank.com

With a copy (which shall not constitute notice) to:

Sheppard Mullin Richter & Hampton LLP
Four Embarcadero Center, 17th Floor
San Francisco, California 94111
Attention: David Gershon, Esq.
Facsimile: (415) 434-3947
E-Mail: dgershon@sheppardmullin.com

If to Feather River:

Feather River Bancorp, Inc.
1280 Bridge Street
Yuba City, CA 95991
Attention: Julie Morehead, Chief Executive Officer
E-mail: jmorehead@bofr.bank

With a copy (which shall not constitute notice) to:

Stinson LLP
3102 Oak Lawn Ave., Suite 777
Dallas, Texas 75219
Attention: Robert N. Flowers
E-mail: robert.flowers@stinson.com

9.8    Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Non-Solicitation and Confidentiality Agreements, and the Support Agreements represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement, the Non-Solicitation and Confidentiality Agreements, and the Support Agreements supersede any and all other oral or written agreements heretofore made. Except for Section 6.14 and Section 6.15, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.9    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

9.10    Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

9.11    Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

9.12    Interpretation. When a reference is made in this Agreement to Sections, Annexes or Schedules, such reference shall be to a Section of, or Annex or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

9.13    Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.14    Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, Plumas may, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, modify the structure of the acquisition of Feather River set forth herein, including for example but not by limitation, to provide for one or mergers involving of a newly formed subsidiary of Plumas or Plumas Bank with Feather River or any of its Subsidiaries, provided that (a) there are no adverse federal or state income tax consequences to the holders of Feather River Common Stock as a result of such modification (taken as a whole and not with respect to any individual holder), (b) the consideration to be paid to the holders of Feather River Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (c) such modification will not materially delay or jeopardize receipt of any required regulatory approvals or the Closing, and (d) such modification will not cause any of the conditions set forth in Article VII not capable of being fulfilled unless duly waived by the party entitled to the benefits thereof. In the event Plumas elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

9.15    Legal Representation.

(a)    Each of the parties to this Agreement (and the surviving corporations of the Mergers after the Effective Time) hereby agrees, on its own behalf and on behalf of its directors, officers, employees and affiliates, and each of their successors and assigns (all such parties, the “Waiving Parties”), that following consummation of the Mergers, Stinson LLP may serve as counsel to any directors or shareholders of Feather River or Bank of Feather River (together, the “Protected Seller Parties”), solely in connection with any dispute, litigation, claim or proceeding arising out of or relating to this Agreement or the Mergers (any such representation, the “Post-Closing Representation”), notwithstanding such representation (or any continued representation) of Feather River or Bank of Feather River (and the surviving corporations after the Effective Time of the Mergers). Each of the parties hereto hereby does, and shall cause each of the Waiving Parties to, expressly consent to the foregoing arrangements, and irrevocably waives (and shall not assert) any actual or potential conflict of interest or any objection that may arise from any representation by Stinson LLP expressly permitted by this Section. The Waiving Parties acknowledge that the foregoing provision applies whether or not Stinson LLP provides legal services to Plumas or the surviving corporations of the Mergers after the Closing Date.

(b)    Each of the Waiving Parties (including the surviving corporations of the Mergers after the Effective Time), hereby irrevocably acknowledges and agrees that all communications and attorney work-product documentation between Feather River, Bank of Feather River and their counsel made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement (including the schedules and exhibits hereto) or the Mergers, are privileged communications and documentation between Feather River and Bank of Feather River and such counsel, and will not pass and become an asset or property of the surviving corporations of the Mergers following the Effective Time. From and after the Effective Time, each of the Waiving Parties and the surviving corporations of the Mergers waives and agrees not to assert any attorney-client privilege with respect to any communication between Stinson LLP and Feather River and Bank of Feather River, or any shareholder of Feather River occurring prior to the Effective Time in connection with any dispute, litigation, claim or proceeding arising out of or relating to this Agreement or the Mergers; provided, however, that if a dispute arises between the surviving corporations of the Mergers and a third party other than the Protected Seller Parties, then the Waiving Parties (to the extent applicable) may assert the attorney-client privilege to prevent disclosure to such third party of confidential communications with Stinson LLP.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

PLUMAS BANCORP	FEATHER RIVER BANCORP, INC.

/s/ Andrew J. Ryback	/s/ Julie Morehead
By: Andrew J. Ryback Its: President and Chief Executive Officer	By: Julie Morehead Its: President and Chief Executive Officer

ANNEX A

NON-SOLICITATION, NON-COMPETITION AND
CONFIDENTIALITY AGREEMENT

This NON-SOLICITATION, NON-COMPETITION AND CONFIDENTIALITY AGREEMENT (this “Agreement”), dated as of March 10, 2021, by and among Plumas Bancorp, a California corporation (“Plumas”), Plumas Bank, a California state-chartered bank and wholly-owned subsidiary of Plumas (“Plumas Bank”), Feather River Bancorp, Inc., a Delaware corporation (“Feather River”), Bank of Feather River, a California state-chartered bank and wholly-owned subsidiary of Feather River (“Bank of Feather River”), and the undersigned shareholder and key employee or director (“Representative”) of Feather River or Bank of Feather River.

WHEREAS, Plumas and Feather River are entering into an Agreement and Plan of Reorganization and Merger, dated as of the date hereof (including all annexes, exhibits and schedules thereto, and as it may be amended, the “Merger Agreement”), pursuant to which Feather River will merge with and into Plumas on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, all outstanding shares of Feather River Common Stock will be exchanged for cash and shares of Plumas Common Stock in the manner set forth therein. Unless otherwise indicated, capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

WHEREAS, immediately after the Merger, Bank of Feather River will merge with and into Plumas Bank, with Plumas Bank as the surviving bank.

WHEREAS, Representative owns shares of Feather River Common Stock, and will be selling all such shares along with the associated goodwill in connection with the Merger.

WHEREAS, in order to induce Plumas to enter into the Merger Agreement and consummate the Merger, Representative has agreed to enter into and perform this Agreement.

NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the benefits to be derived, directly or indirectly, by Representative under the Merger Agreement, and in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.    Acknowledgments by Representative; Non-Disparagement.

(a)    Representative acknowledges that, by virtue of his or her positions with Feather River and/or Bank of Feather River, he or she has developed considerable expertise in the business operations of Feather River and Bank of Feather River and has access to extensive confidential information with respect to Feather River and Bank of Feather River and has access to Confidential Information (as defined below). Representative further acknowledges that he or she is selling all of his or her ownership interest in Feather River, along with the associated goodwill as part of the Merger, in return for which Representative will receive valuable consideration. Representative recognizes that Plumas and Plumas Bank could be irreparably damaged, and Plumas’s and Plumas Bank’s substantial investment as a result of its acquisition of Feather River and Bank of Feather River in the Merger could be materially impaired, if Representative were to violate the terms of this Agreement by (i) disclosing or making unauthorized use of any Confidential Information; (ii) taking certain actions relative to employees of Feather River or Bank of Feather River; (iii) soliciting current or prospective clients, customers, suppliers, agents or certain other Persons; or (iv) engaging or participating in a business or enterprise that competes with Plumas or Feather River. Accordingly, Representative expressly acknowledges that he or she is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Representative in all respects.

(b)    Representative agrees during the Applicable Period (as defined below) to support and refrain from (a) disparaging the goodwill of Plumas and Plumas Bank, and (b) disparaging the business or banking reputation of Plumas and Plumas Bank. For the avoidance of doubt, this Section does not, in any way, restrict or impede Representative from exercising protected rights to the extent that such rights cannot be waived by agreement, including rights to communicate with Governmental Authorities to report suspected unlawful conduct or from complying with any applicable Law or a valid order of a court of competent jurisdiction or an authorized Government Authority, provided that such compliance does not exceed that required by the Law. For purposes of this Agreement, “Applicable Period” means the period commencing on the Effective Time and ending one (1) year after the Effective Time.

2.    Confidential Information.

(a)    Other than for the benefit of Feather River, Bank of Feather River, Plumas or Plumas Bank, Representative (i) shall make no use of Confidential Information or any part thereof, (ii) shall not disclose Confidential Information or any part thereof, to any other Person, and (iii) shall, upon the request of Plumas or Plumas Bank, deliver all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Confidential Information now possessed or hereafter acquired by Representative, to Plumas and Plumas Bank. For purposes of this Agreement, “Confidential Information” shall include (i) all information not generally known to the public relating to the business of Feather River or Bank of Feather River, including ideas, knowledge, know-how, techniques, secret processes, trade secrets, improvements, discoveries, methods, inventions, sales information, financial information, customers, lists of customers and prospective customers, broker lists, potential brokers, rate sheets, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans, and proposals otherwise pertaining to same, and (ii) any non-public personal information on any present or past Customer of Feather River or Bank of Feather River. Notwithstanding the foregoing, “Confidential Information” shall not include any (i) information which is or has become available from an independent third party who learned the information independently and is or was not bound by a confidentiality agreement with respect to such information; or (ii) information readily ascertainable from public, trade or other non-confidential sources (other than as a result, directly or indirectly, of disclosure or other dissemination in violation of an obligation or duty of confidentiality).

(b)    Notwithstanding any provision of this Agreement to the contrary, Representative may disclose or reveal any information, whether including in whole or part any Confidential Information, that:

(i)    Representative is required to disclose or reveal under any applicable Law.

(ii)    Representative is otherwise required to disclose or reveal by any Governmental Authority.

(iii)    Upon the advice of Representative’s legal counsel, Representative is compelled to disclose or else stand liable for contempt or suffer other censure or penalty imposed by any Governmental Authority, provided that, if reasonably possible, Representative makes a good faith request that the confidentiality of the Confidential Information be preserved and, to the extent not prohibited by applicable Law, gives Plumas and Plumas Bank prompt advance notice of such requirement.

(iv)    Is approved to disclose or reveal (and only to the extent so approved) by Plumas or Plumas Bank.

(c)    Pursuant to 18 U.S.C. § 1833(b), an individual shall not be held criminally or civilly liable under any Federal or State trade secret Law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of Law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of Law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

3.    Non-Solicitation; Non-Competition.

(a)         In order that Plumas and Plumas Bank may have and enjoy the full benefit of ownership of Feather River and Bank of Feather River and the business each conducts, including its goodwill, following the Effective Time of the Merger, Representative agrees that during the Applicable Period, he or she shall not, directly or indirectly, without the prior written consent of Plumas (which shall not be unreasonably withheld or delayed), on behalf of any Financial Institution, solicit or aid in the solicitation of Customers or Prospective Customers for Financial Services or induce or attempt to induce any Person who was a Customer, Prospective Customer, supplier, distributor, officer or employee of Feather River or Bank of Feather River prior to the Effective Time to terminate, reduce or alter such Person’s relationships with, or to take any action that would be disadvantageous to, Plumas, Plumas Bank, Feather River or Bank of Feather River. Nothing contained in this Section 3 is intended to prohibit general advertising or general solicitation not specifically directed at employees, Customers or Prospective Customers of Feather River, Bank of Feather River, Plumas, or Plumas Bank.

(b)          In order that Plumas and Plumas Bank may have and enjoy the full benefit of ownership of Feather River and Bank of Feather River and the business each conducts, including its goodwill, following the Effective Time of the Merger, Representative further agrees that during the Applicable Period, he or she shall not, directly or indirectly, without the prior written consent of Plumas (which shall not be unreasonably withheld or delayed), own, manage, operate, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, any Financial Institution or other business or enterprise engaged in the provision of Financial Services within any of the California counties in which Feather River or any of its wholly-owned Subsidiaries did business or maintained an office prior to the Effective Time (“Restricted Territory”). Notwithstanding the above, Representative shall not be deemed to be engaged directly or indirectly in any business in contravention of the immediately preceding sentence, if (a) Representative participates in any such business solely (i) as an officer, director or Employee of Plumas or any of its Subsidiaries or (ii) as a passive investor in up to 5% of the equity securities or 10% of the debt securities of a company or partnership, provided such securities are publicly traded or (b) Representative is employed by a business or enterprise that is engaged primarily in a business other than that of a Financial Institution or the provision of Financial Services.

(c)         As used in this Agreement, the following terms shall have the meanings set forth:

“Customer” shall mean any Person who is a customer of Feather River or Bank of Feather River for Financial Services (as defined below) at any time from the date of the Merger Agreement until immediately prior to the Effective Time of the Merger.

“Financial Institution” shall mean a “depository institution” as that term is defined in 12 C.F.R. §  348.2(f) and any Subsidiary or Affiliate thereof, and shall also include any state chartered commercial bank, savings bank, trust company, savings and loan association, industrial loan company, or credit union.

“Financial Services” shall mean the origination, purchasing, selling and servicing of commercial loans, real estate loans, residential loans, construction loans, SBA loans and consumer loans, the provision of inventory financing and/or the solicitation and provision of insured deposit services and services related thereto.

“Prospective Customer” shall mean any Person with whom Feather River or Bank of Feather River has actively pursued a relationship for Financial Services at any time within the last twelve months prior to the Effective Time of the Merger; provided, however, that general solicitation for business by Feather River or Bank of Feather River, such as through television or media advertising or community outreach efforts, does not constitute active pursuit of a relationship.

4.    Independence of Obligations. The covenants of Representative set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Representative, on the one hand, and Feather River, Bank of Feather River, Plumas and Plumas Bank, on the other; and the existence of any claim or cause of action by Representative against Feather River, Bank of Feather River, Plumas or Plumas Bank shall not constitute a defense to the enforcement of such covenants against Representative.

5.    Equitable Relief. Representative acknowledges and agrees that irreparable injury could result to Plumas and/or Plumas Bank in the event of a breach of any of the provisions of this Agreement and that Plumas and/or Plumas Bank will have no adequate remedy at Law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy Plumas and/or Plumas Bank may have, Plumas and/or Plumas Bank shall be entitled to the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Representative or any Affiliates, agents or any other Persons acting for or with Representative in any capacity whatsoever, and Representative submits to the jurisdiction of such court in any such action. In addition, after discussing the matter with Representative, Plumas and/or Plumas Bank shall have the right to inform any third party that Plumas and/or Plumas Bank reasonably believes to be, or to be contemplating, participating with Representative or receiving from Representative assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Plumas and/or Plumas Bank hereunder, and that participation by any such Persons with Representative in activities in violation of Representative’s agreement with Plumas and/or Plumas Bank set forth in this Agreement may give rise to claims by Plumas and/or Plumas Bank against such Person(s).

6.    Extension of Term of Restrictive Covenant. If Representative violates any restrictive covenant contained in Sections 1 through 3, and if any action to specifically enforce or enjoin the violation of a restrictive covenant contained in Sections 1 through 3 is pending in a court of competent jurisdiction, then the term of such restrictive covenant will be extended by adding to it the number of days that Representative’s violation continues and the number of days during which such court action is pending only if and when the court grants specific performance or injunctive relief to the party seeking such relief; provided, however, that the maximum aggregate number of days which may be added to the term of the restrictive covenant as a result of the foregoing is 365 days, but only so long as Plumas, or any Person deriving title to the goodwill or ownership interest from the Plumas, carries on a like business within the Restricted Territory. If there are both a violation and a pending court action, then the number of days that each continues will be added to the term of such restrictive covenants, but days on which both continue will be counted only once.

7.    Termination. This Agreement shall terminate automatically without further action in the event that the Merger Agreement is terminated prior to the Effective Time in accordance with its terms. Unless sooner terminated under the immediately preceding sentence, the obligations of Representative under Section 2(a) of this Agreement shall survive the termination of this Agreement, and the obligations of Representative under Sections 1(b) and 3 of this Agreement shall terminate at the end of the Applicable Period.

8.    Confidentiality. Representative agrees (a) to hold any and all material non-public information regarding this Agreement, the Merger and the Merger Agreement in strict confidence, and (b) not to divulge any material non-public information regarding this Agreement, the Merger or the Merger Agreement to any third person, until such time as the Merger has been publicly announced by Feather River and Plumas, at which time Representative may only divulge such information as has been publicly disclosed by Feather River and Plumas; provided, however, that (i) Representative is permitted to make any public disclosures or filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable Law, and (ii) Representative may disclose the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby to its legal counsel, accountants, financial advisors and other agents or representatives that are bound by a confidentiality agreement.

9.    Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

10.    Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable Law. If any provision of this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

11.    Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Plumas or Plumas Bank:

Plumas Bancorp
5050 Meadowood Mall Circle
Reno, Nevada 89502
Attention: Richard Belstock, Chief Financial Officer
E-mail: richard.belstock@plumasbank.com

With a copy (which shall not constitute notice) to:

Sheppard Mullin Richter & Hampton LLP
Four Embarcadero Center, 17th Floor
San Francisco, California 94111
Attention: David Gershon, Esq.
Facsimile: (415) 434-3947
E-Mail: dgershon@sheppardmullin.com

If to Feather River or Bank of Feather River:

Feather River Bancorp, Inc.
1280 Bridge Street
Yuba City, CA 95991
Attention: Julie Morehead, Chief Executive Officer
E-mail: JMorehead@BOFR.bank

With a copy (which shall not constitute notice) to:

Stinson LLP
3102 Oak Lawn Avenue, Suite 777
Dallas, TX 75219
Attention: Robert N. Flowers, Esq.
E-mail: robert.flowers@stinson.com

If to Representative, at the address of Representative appearing on the signature page of this Agreement.

12.    Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, the heirs and legal representatives of Representative and the successors and assigns of Feather River, Bank of Feather River, Plumas and Plumas Bank. Representative shall not be entitled to assign his or her obligations hereunder. Feather River, Bank of Feather River, Plumas and Plumas Bank may each assign its rights under this Agreement to any of its/their Affiliates, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of such Person.

13.    Governing Law; Jurisdiction. This Agreement shall be governed by, and interpreted in accordance with, the internal laws of the State of California applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the Laws of any other jurisdiction. Any dispute arising under or relating to this Agreement will be litigated in the state or federal courts located in California and the parties hereby consent to the exclusive jurisdiction of such courts.

14.    Independent Review and Advice. Representative represents and warrants that he or she has carefully read this Agreement; that Representative executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which any party may have with respect to the other parties; that Representative has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, and that Representative is entering into this Agreement of Representative’s own free will. Representative expressly agrees that there are no expectations contrary to this Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

15.    Headings. The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

16.    Execution and Counterparts. Signatures sent by facsimile or electronically shall have the same force an effect as manual signed originals. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PLUMAS BANCORP

By:
Name:
Title:

PLUMAS BANK

By:
Name:
Title:

FEATHER RIVER BANCORP, INC.

By:
Name:
Title:

BANK OF FEATHER RIVER

By:
Name:
Title:

REPRESENTATIVE

Name:
Address:

ANNEX B

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of March 10, 2021, by and among Plumas Bancorp, a California corporation (“Plumas”), Feather River Bancorp, Inc., a Delaware corporation (“Feather”), and the undersigned shareholder, acting solely in his or her capacity as a shareholder, of Feather (“Shareholder”).

WHEREAS, Plumas and Feather are entering into an Agreement and Plan of Reorganization and Merger, dated as of the date hereof (including all annexes, exhibits and schedules thereto, and as it may be amended, the “Merger Agreement”), pursuant to which Feather will merge with and into Plumas on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, all outstanding shares of Feather Common Stock will be exchanged for cash and shares of Plumas Common Stock in the manner set forth therein. Unless otherwise indicated, capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

WHEREAS, immediately after the Merger, Bank of Feather River, a California state-chartered bank and wholly-owned subsidiary of Feather (“Bank of Feather River”), will merge with and into Plumas Bank, a California state-chartered bank and wholly-owned subsidiary of Plumas (“Plumas Bank”), with Plumas Bank as the surviving bank.

WHEREAS, Shareholder owns shares of Feather Common Stock (such shares, together with all shares of capital stock, if any, subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”), and, as a result, Shareholder has a material economic interest in the consummation of the Merger.

WHEREAS, in order to induce Plumas and Feather to enter into the Merger Agreement and consummate the Merger, Shareholder has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.    Agreement to Vote Shares. Subject to Section 17 of this Agreement, Shareholder agrees that at any meeting of the shareholders of Feather which relates to or may impact, either directly or indirectly, the Merger or the Merger Agreement, or in connection with any written consent of the shareholders of Feather, Shareholder shall:

(a)    appear at each such meeting or otherwise cause the Shares to be counted as present at such meeting for purposes of establishing a quorum; and

(b)    vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are owned of record or beneficially by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting: (i) in favor of adoption and approval of the Merger Agreement, the Merger and any other transactions contemplated by the Merger Agreement; (ii) against any action or agreement submitted to the shareholders for their approval or consent that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Feather contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any other action, agreement or transaction that is intended, or would reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or the performance by Shareholder of Shareholder’s obligations under this Agreement; provided, however, that the foregoing shall not prohibit Shareholder from voting in favor of an Acquisition Proposal that the Board of Directors of Feather, after full compliance with Section 6.5 of the Merger Agreement, determined was a Superior Proposal and recommended that the shareholders of Feather approve at a shareholders meeting call for such purpose.

2.    Transfer of Shares.

(a)    Prohibition on Transfers of Shares; Other Actions. Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, except with the prior written approval of Plumas and Feather (which approval shall not be unreasonably withheld or delayed), (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose (“Transfer”) of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder’s power, authority and ability to comply with and perform his or her covenants and obligations under this Agreement. This Section 2 shall not prohibit a Transfer of the Shares by Shareholder in connection with charitable gifts or donations or a Transfer of the Shares by Shareholder to any member of Shareholder’s immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, or upon the death of Shareholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Plumas, to be bound by all of the terms of this Agreement (“Permitted Transfer”).

(b)    Transfer of Voting Rights. Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not deposit any Shares in a voting trust or, other than this Agreement, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

3.    Representations and Warranties of Shareholder. Shareholder represents and warrants to Plumas and Feather that the following statements are true and correct and not misleading:

(a)    Capacity. Shareholder has all requisite capacity and authority to enter into and perform his or her obligations under this Agreement.

(b)    Binding Agreement. This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)    Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any Law to which Shareholder is subject.

(d)    Ownership. Except as otherwise described in Appendix A or in connection with a Permitted Transfer as contemplated by Section 2(a) after the date hereof, the Shares are, and through the term of this Agreement will be, owned beneficially and of record solely by Shareholder. From the date hereof through and on the Closing Date, Shareholder has good and marketable title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance, other than those created by this Agreement or under applicable Federal or state securities laws. As of the date hereof, Shareholder is the beneficial and record owner of the number of shares of Feather Common Stock set forth opposite Shareholder’s name on the signature page hereto. Shareholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition, and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by it during the term of this Agreement. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(e)    Consents and Approvals. Shareholder has taken all actions necessary to approve the actions contemplated by this Agreement. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations under this Agreement and the consummation by him or her of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(f)    Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his or her affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

4.    No Solicitation. Shareholder hereby agrees that during the term of this Agreement, Shareholder shall not, directly or indirectly, (a) take any of the actions specified in Section 6.5(a) of the Merger Agreement, (b) agree to release, or release, any Person from any obligation under any existing standstill agreement or arrangement relating to Feather or Bank of Feather River, or (c) participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Feather Common Stock in connection with any vote or other action on any matter of a type described in Section 1(b) hereof, other than to recommend that shareholders of Feather vote in favor of the adoption and approval of the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement and as otherwise expressly permitted by this Agreement. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Plumas and Plumas Bank with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by Shareholder of the obligations undertaken by Shareholder pursuant to this Section 4.

5.    Notice of Acquisition Proposals; Proposals Regarding Prohibited Transactions. Shareholder hereby agrees to promptly notify Plumas and Feather (and in any event within two (2) Business Days) in writing of the number of any additional shares of Feather Common Stock or other securities of Feather of which Shareholder acquires beneficial or record ownership on or after the date hereof. Shareholder will promptly (within 24 hours) advise Plumas and Feather orally and in writing of the receipt of any Acquisition Proposal (or any inquiry which could lead to an Acquisition Proposal) and keep Plumas and Feather informed, on a current basis, of the continuing status thereof, including the terms and conditions thereof and any changes thereto, and shall promptly provide to Plumas and Feather all materials provided to or made available to any third party pursuant to Section 6.5 of the Merger Agreement which were not previously provided to Plumas.

6.    Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to Plumas and Feather if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Plumas and Feather will not have an adequate remedy at Law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy of Plumas and Feather for any such failure and will not oppose the granting of such relief on the basis that Plumas and Feather may have an adequate remedy at Law. Shareholder agrees that Shareholder will not seek, and agree to waive any requirement for, the securing or posting of a bond in connection with Plumas or Feather seeking or obtaining such equitable relief.

7.    Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof and terminate upon the earliest to occur of: (a) the Effective Time, (b) the date on which the Merger Agreement is terminated in accordance with its terms; (c) the termination of this Agreement by the mutual written consent of the parties to this Agreement; (d) a Change in Recommendation; and (e) the amendment of the Merger Agreement, without the prior written consent of Shareholder, in a manner that affects the economics or material terms of the Merger Agreement in a manner that is adverse to the Feather or its shareholders (including with respect to the reduction of or the imposition of any restriction on Shareholder's right to receive the Merger Consideration, or any reduction in the amount or change in the form of the Merger Consideration.

8.    Stop Transfer Order. In furtherance of this Agreement, Shareholder hereby authorizes and instructs Feather to instruct its transfer agent, if any, to enter a stop transfer order with respect to all of the Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 7, subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by Feather following the termination of this Agreement in accordance with Section 7.

9.    Confidentiality. Shareholder agrees (a) to hold any and all material non-public information regarding this Agreement, the Merger and the Merger Agreement in strict confidence, and (b) not to divulge any material non-public information regarding this Agreement, the Merger or the Merger Agreement to any third person, until such time as the Merger has been publicly announced by Plumas and Feather, at which time Shareholder may only divulge such information as has been publicly disclosed by Plumas and Feather.

10.    Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

11.    Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated.

12.    Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

13.    Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Plumas:

Plumas Bancorp
5050 Meadwood Mall Circle
Reno, Nevada 89502
Attention: Richard Belstock, Chief Financial Officer
E-mail: richard.belstock@plumasbank.com

With a copy (which shall not constitute notice) to:

Sheppard Mullin Richter & Hampton LLP
Four Embarcadero Center, 17th Floor
San Francisco, California 94111
Attention: David Gershon, Esq.
Facsimile: (415) 434-3947
E-Mail: dgershon@sheppardmullin.com

If to Feather

Feather River Bancorp, Inc.
1280 Bridge Street
Yuba City, CA 95991
Attention: Julie Morehead, Chief Executive Officer
E-mail: jmorehead@bofr.bank

With a copy (which shall not constitute notice) to:

Stinson LLP
3102 Oak Lawn Avenue, Suite 777
Dallas, TX 75219
Attention: Robert N. Flowers, Esq.
E-mail: robert.flowers@stinson.com

If to Shareholder, at the address of Shareholder appearing on the signature page of this Agreement.

14.    Assignment; Binding Effect. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

15.    Governing Law; Jurisdiction. This Agreement shall be governed by, and interpreted in accordance with, the internal laws of the State of California applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the Laws of any other jurisdiction. Any dispute arising under or relating to this Agreement will be litigated in the state or federal courts located in California and the parties hereby consent to the exclusive jurisdiction of such courts.

16.    Independent Review and Advice. Shareholder represents and warrants that Shareholder has carefully read this Agreement; that Shareholder executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which any party may have with respect to the other parties; that Shareholder has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, and that Shareholder is entering into this Agreement of Shareholder’s own free will. Shareholder expressly agrees that there are no expectations contrary to this Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

17.    Individual Capacity. Notwithstanding any provision of this Agreement to the contrary, Shareholder is signing this Agreement solely in his or her capacity as an owner of record of Feather Common Stock, and nothing in this Agreement shall (a) limit or affect any actions or omissions taken by Shareholder in shareholder's capacity as a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) prohibit, prevent or preclude Shareholder from taking or not taking any action in Shareholder's capacity as an office or director of Feather or any of its Subsidiaries that is required to fulfill the officer's or the director's fiduciary duties to such Person or its shareholders.

18.    Headings. The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

19.    Execution and Counterparts. Signatures sent by facsimile or electronically shall have the same force an effect as manual signed originals. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PLUMAS BANCORP

By:
Name:
Title:

FEATHER RIVER BANCORP, INC.

By:
Name:
Title:

SHAREHOLDER

Name:	Number of Shares Owned
Address:

Signature Page to Support Agreement

Appendix A

Exceptions to Representations:

☐   Check the box if the following statement is applicable: The Shareholder is the joint beneficial owner of the Shares, together with the Shareholder’s spouse.

☐   Check the box if the following statement is applicable: The Shareholder has joint voting power over the Shares, together with the Shareholder’s spouse.

Other exceptions:

ANNEX C

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER, dated as of [●], 2021 (this “Agreement”), is made and entered into by and between Plumas Bancorp, a California corporation (“Plumas”), and Feather River Bancorp, Inc., a Delaware corporation (“Feather River”).

WHEREAS, the Boards of Directors of Plumas and Feather River have approved, and deem it advisable and in the best interests of Plumas, Feather River and their respective shareholders, that Plumas and Feather River consummate the business transaction provided for in this Agreement in which Feather River would merge with and into Plumas (the “Merger”) as contemplated in that certain Agreement and Plan of Merger and Reorganization dated as of March 10, 2021 by and between Plumas and Feather River (the “Plan of Merger”), providing, among other things, for the execution and filing of this Agreement and the consummation of the Merger.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained in this Agreement, the parties to this Agreement hereby agree that Feather River shall be merged with and into Plumas in accordance with the provisions of the laws of the State of California and the State of Delaware upon the terms and subject to the conditions set forth as follows:

Section 1. The Merger.

(a) Effective Time. The Merger shall become effective on the date and at the time that this Agreement is filed with the California Secretary of State (the “Effective Time”).

(b) Effect of the Merger. At the Effective Time, Feather River shall be merged with and into Plumas and the separate corporate existence of Feather River shall cease. Plumas shall be the surviving corporation (the “Surviving Corporation”) in the Merger. The Surviving Corporation shall thereupon succeed, without other transfer, to all rights and properties of, and shall be subject to all the debts and liabilities of, Feather River and the separate existence of Surviving Corporation as a California corporation, with all its purposes, objects, rights, powers, privileges and franchises, shall continue unaffected and unimpaired by the Merger.

(c) Name of Surviving Corporation. The name of the Surviving Corporation shall be “Plumas Bancorp.”

(d) Articles of Incorporation and Bylaws. From and after the Effective Time and until thereafter amended as provided by law, the Articles of Incorporation and Bylaws of Plumas as in effect immediately prior to the Effective Time shall be and continue to be the Articles of Incorporation and Bylaws of the Surviving Corporation.

(e) Board of Directors and Officers. The directors and officers of Plumas at the Effective Time will be the directors and officers of the Surviving Corporation until they are removed or their successors are elected and qualified.

(f) Further Actions. Feather River shall execute and deliver any documents and instruments and shall take all actions, as requested by the Surviving Corporation, reasonably necessary or desirable to evidence or carry out the Merger.

Section 2. Treatment of Shares.

(a) Shares of Feather River.

(i) At the Effective Time, by virtue of the Merger, and without any action on the part of the holders of Feather River common stock, each share of Feather River common stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined below)) shall converted into the right to receive, at the election of each of the holders of Feather River common stock, and subject to adjustment and proration as provided in the Plan of Merger either (1) a cash payment, without interest, of $[●] or (2) [●] shares of Plumas common stock of Plumas, together with any cash in lieu of fractional shares.

(ii) Any shares of Feather River common stock owned by Feather River as treasury stock or owned, directly or indirectly, by Feather River, Plumas or any of Plumas’s subsidiaries (other than those held in a fiduciary capacity or as a result of debts previously contracted) shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

(iii) In this Agreement, the term “Dissenting Shares” means shares of Feather River common stock (1) as to which the holder has properly exercised (and not effectively withdrawn or lost) his, her or its appraisal rights under Section 262 of the Delaware General Corporation Law) or (2), if applicable, are “dissenting shares” within the meaning of Chapter 13 of the California General Corporation Law. Dissenting Shares will not be converted as described in Section 2(a)(i), but from and after the Effective Time will represent only the right to receive such value as may be determined under Section 262 of the Delaware General Corporation Law or Chapter 13 of the California General Corporation Law, as applicable.

(iv) At the Effective Time, the stock transfer books of Feather River will be closed and no transfer of Feather River common stock theretofore outstanding will thereafter be made.

(b) Shares of Plumas. All shares of Plumas common stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and unaffected by the Merger.

Section 3. Termination and Amendment.

(a) Termination. This Agreement shall terminate prior to the Effective Time in the event that the Plan of Merger shall be terminated as provided therein.

(b) Amendment. This Agreement may be amended by Plumas and Feather River at any time prior to the Effective Time without the approval of the shareholders of Plumas or Feather River with respect to any of its terms except any change in its principal terms, the terms relating to the form or amount of consideration to be delivered to Feather River shareholders in the Merger or as may otherwise be required by the Plan of Merger or by law. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

Section 4. Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense. Any and all documents or instruments referred to herein are incorporated herein by reference hereto as though fully set forth herein verbatim. If there is any conflict between the terms of this Agreement and the terms of the Plan of Merger, the terms of the Plan of Merger are to control.

Section 5. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, and all of which shall be deemed but one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement of Merger as of the date first written above.

PLUMAS BANCORP

By:
Name:	Andrew J. Ryback
Title:	President and Chief Executive Officer

By:
Name:	Richard L. Belstock
Title:	Chief Financial Officer

FEATHER RIVER BANCORP, INC.

By:
Name:	Julie Morehead
Title:	President and Chief Executive Officer

By:
Name:	Elizabeth Gates
Title:	Chief Financial Officer

Certificate of Approval

of

Agreement of Merger

Andrew Ryback and Richard Belstock certify that:

1.	They are the President and Chief Executive Officer and the Chief Financial Officer, respectively, of Plumas Bancorp, a California corporation (“Plumas”).

2.

This certificate is attached to the Agreement of Merger dated [●], 2021 (the “Agreement”), by and between Feather River Bancorp, Inc., a Delaware corporation (“Feather River”), and Plumas, which provides for the merger of Feather River with and into Plumas (the “Merger”).

3.	The principal terms of the Agreement in the form attached were duly approved by Plumas’s Board of Directors.

4.	Pursuant to Section 1201(b) of the California Corporations Code, approval of Plumas’s shares is not required.

We certify under penalty of perjury under the laws of the State of California that the foregoing is true and correct of our own knowledge.

Executed in Reno, Nevada on [●], 2021.

Name: Andrew J. Ryback Title: President and Chief Executive Officer

Name: Richard L. Belstock Title: Chief Financial Officer

Certificate of Approval

of

Agreement of Merger

Julie Morehead and Elizabeth Gates certify that:

1.	They are the President and Chief Executive Officer and the Chief Financial Officer, respectively, of Feather River Bancorp, Inc., a Delaware corporation (“Feather River”).

2.

This certificate is attached to the Agreement of Merger dated [●], 2021 (the “Agreement”), by and between Plumas Bancorp, a California corporation (“Plumas”), and Feather River, which provides for the merger of Feather River with and into Plumas (the “Merger”).

3.	The principal terms of the Agreement in the form attached were duly approved by Feather River’s Board of Directors.

4.	Feather River has one class of stock authorized consisting of shares of Common Stock. Feather River had 1,221,983 shares of Common Stock outstanding which were entitled to vote on the Merger.

5.	The principal terms of the Agreement in the form attached were approved by shareholders of Feather River by the vote of a number of shares of which equaled or exceeded the vote required.

6.	The percentage vote required is at least 50.1% of the outstanding shares which were entitled to vote on the Merger.

We certify under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed in Yuba City, California on [●], 2021.

Name: Julie Morehead Title: Chief Executive Officer

Name: Elizabeth Gates Title: Chief Financial Officer

ANNEX D

AGREEMENT OF MERGER

This AGREEMENT OF MERGER, dated as of [●], 2021 (this “Merger Agreement”), is adopted and made by and between Bank of Feather River, a California banking corporation (“Bank of Feather River”), and Plumas Bank, a California banking corporation (“Plumas Bank”).

WHEREAS, Bank of Feather River is a wholly-owned subsidiary of Feather River Bancorp, Inc., a Delaware corporation;

WHEREAS, Plumas Bank is a wholly-owned subsidiary of Plumas Bancorp, a California corporation;

WHEREAS, Plumas Bancorp and Feather River Bancorp, Inc. have entered into an Agreement and Plan of Reorganization and Merger, dated as of March 10, 2021 (the “Agreement”), providing for the merger of Feather River Bancorp, Inc. with and into Plumas Bancorp, with Plumas Bancorp as the surviving corporation (the “Parent Merger”);

WHEREAS, contingent upon the Parent Merger and immediately following the time in which the Parent Merger becomes effective, the parties to this Merger Agreement intend to effect the merger of Bank of Feather River with and into Plumas Bank, with Plumas Bank as the surviving corporation (the “Merger”), on the terms and subject to the conditions herein provided; and

WHEREAS, the Boards of Directors of Bank of Feather River and Plumas Bank have approved and deemed it advisable to consummate the Merger on the terms and subject to the conditions herein provided.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.         The Merger.

(a)         Effective Time. The Merger and this Merger Agreement shall be effective as and at the time provided in Section 4887(b) of the California Financial Code (the “Effective Time”).

(b)         Effect of the Merger. At the Effective Time, Bank of Feather River shall be merged with and into Plumas Bank and the separate corporate existence of Bank of Feather River shall cease. Plumas Bank shall be the surviving banking corporation in the Merger (the “Surviving Bank”). At such time, without other transfer, all the property, rights, privileges, powers and franchises of Bank of Feather River shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of Bank of Feather River shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank. The separate existence of the Surviving Bank as a California banking corporation, with all its purposes, objects, rights, powers, privileges and franchises, shall continue unaffected and unimpaired by the Merger.

(c)         Name. The name of the Surviving Bank shall be “Plumas Bank.”

2.         Corporate Governance.

(a)         Articles of Incorporation; Bylaws. From and after the Effective Time and until thereafter amended in accordance with applicable law, (i) the Articles of Incorporation of Plumas Bank as in effect immediately prior to the Effective Time shall be and continue to be the Articles of Incorporation of the Surviving Bank; and (ii) the Bylaws of Plumas Bank as in effect immediately prior to the Effective Time shall be and continue to be the Bylaws of the Surviving Bank.

(b)         Board of Directors. The directors and officers of Plumas Bank immediately prior to the Effective Time will be the directors and officers of the Surviving Bank from and after the Effective Time, in each case until they are removed or their successors are elected and qualified.

3.         Effect of Merger on Outstanding Shares.

(a)         Shares of Bank of Feather River. By virtue of the Merger and without any action on the part of the holder of any capital stock of Bank of Feather River, at the Effective Time, all shares of Bank of Feather River capital stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

(b)         Shares of Plumas Bank. Each share of capital stock of Plumas Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

4.         General Provisions.

(a)         Conditions Precedent. The respective obligations of each of Plumas Bank and Bank of Feather River to consummate the Merger are subject to the fulfillment, or written waiver by the party entitled to satisfaction thereof prior to the Effective Time, of each of the following conditions:

(i)         This Merger Agreement shall have been ratified and confirmed by the written consent of the sole shareholder of Bank of Feather River in lieu of a meeting of its shareholder;

(ii)        All approvals and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for the consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired;

(iii)      No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Merger Agreement; and

(iv)       The Parent Merger shall have been consummated pursuant to the Agreement.

(b)         Termination. In the event that the Agreement is terminated pursuant to Section 8.1 thereof, this Merger Agreement shall be terminated and the Merger provided for herein shall be abandoned automatically and without any further act or deed by the parties hereto. This Merger Agreement also may be terminated at any time prior to the Effective Time by a written instrument executed by each of the parties hereto.

(c)         Amendment. Subject to applicable law, this Merger Agreement may be amended by Plumas Bank and Bank of Feather River at any time prior to the Effective Time. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(d)         Successors and Assigns. This Merger Agreement shall be binding upon and enforceable by the parties hereto and their respective successors, assigns and transferees, but this Merger Agreement may not be assigned by any party hereto without the written consent of the other parties.

(e)         Governing Law. This Merger Agreement has been executed in the state of California, and the laws of the state of California shall govern the validity and interpretation hereof and the performance by the parties hereto.

(f)         Further Actions. The parties hereto shall execute and deliver, or cause to be executed and delivered, all such deeds and other instruments, and will take or cause to be taken all further or other action as they may deem reasonably necessary or desirable in order to vest in and confirm to the Surviving Bank title to and possession of Bank of Feather River’s property, rights, privileges, powers and franchises hereunder, and otherwise carry out the intent and purposes of this Merger Agreement.

(g)         Counterparts. This Merger Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the parties have executed this Merger Agreement as of the date first written above.

PLUMAS BANK

By:
Name:	Andrew J. Ryback
Title:	President and Chief Executive Officer

By:
Name:	Richard L. Belstock
Title:	Chief Financial Officer

BANK OF FEATHER RIVER

By:
Name:	Julie Morehead
Title:	President and Chief Executive Officer

By:
Name:	Elizabeth Gates
Title:	Chief Financial Officer

[Signature Page to Agreement of Merger]

CERTIFICATE OF APPROVAL
OF

AGREEMENT OF MERGER

Andrew J. Ryback and Richard L. Belstock hereby certify that:

1.     They are the President and Chief Financial Officer, respectively, of Plumas Bank, a banking corporation organized under the laws of the State of California.

2.     The Agreement of Merger in the form attached was duly approved by the Board of Directors of Plumas Bank.

3.     Pursuant to Section 1201(b) of the California Corporations Code, approval of Plumas Bank’s shareholder is not required.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: [●], 2021

Andrew J. Ryback, President

Richard L. Belstock, Chief Financial Officer

[Signature Page to Certificate of Approval –
Plumas Bank]

CERTIFICATE OF APPROVAL
OF

AGREEMENT OF MERGER

Julie Morehead and Elizabeth Gates hereby certify that:

1.         They are the President and Chief Executive Officer, and the Chief Financial Officer, respectively, of Bank of Feather River, a banking corporation organized under the laws of the State of California.

2.         The Agreement of Merger in the form attached was duly approved by the Board of Directors of Bank of Feather River.

3.         Bank of Feather River has only one class of shares outstanding and the total number of shares entitled to vote on the merger was [●].

4.         The principal terms of the Agreement of Merger in the form attached were approved by the sole shareholder of Bank of Feather River by the vote of a number of shares which equaled or exceeded the vote required. The percentage vote required was one hundred percent of the issued and outstanding shares of common stock of Bank of Feather River.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: [●], 2021

Julie Morehead, President and Chief Executive Officer

Elizabeth Gates, Chief Financial Officer

[Signature Page to Certificate of Approval –
Bank of Feather River]